Exhibit 10.1

PURCHASE AGREEMENT

BETWEEN

AON CORPORATION

AND

WARRIOR ACQUISITION CORP.

Dated as of June 30, 2006

Section 9.3	Necessary Governmental Approvals	55
Section 9.4	No Restraint	55
Section 9.5	No Governmental Proceedings	55
Section 9.6	[Intentionally Omitted.]	55
Section 9.7	FIRPTA Certificate	55
Section 9.8	Ratings	55
Section 9.9	No MAE	56

ARTICLE X CONDITIONS PRECEDENT TO OBLIGATIONS OF AON		56
Section 10.1	No Misrepresentation or Breach of Covenants and Warranties	56
Section 10.2	HSR Act and EU Merger Control	56
Section 10.3	Necessary Governmental Approvals	57
Section 10.4	No Restraint	57
Section 10.5	No Governmental Proceedings	57

ARTICLE XI INDEMNIFICATION		57
Section 11.1	Indemnification by Aon	57
Section 11.2	Indemnification by Buyer	59
Section 11.3	Notice of Claims	61
Section 11.4	Determination of Amount	61
Section 11.5	Third Person Claims	61
Section 11.6	Limitations	63
Section 11.7	No Effect of Knowledge	64
Section 11.8	Mitigation	64
Section 11.9	Facilitating Transactions	64

ARTICLE XII TERMINATION
Section 12.1	Termination	64
Section 12.2	Notice of Termination	65
Section 12.3	Effect of Termination	65
Section 12.4	Specific Performance	65

ARTICLE XIII GENERAL PROVISIONS		65
Section 13.1	Survival of Representations and Warranties	66
Section 13.2	No Public Announcement	66
Section 13.3	Notices	66
Section 13.4	Successors and Assigns	68
Section 13.5	Access to Records after Closing	68
Section 13.6	Entire Agreement; Amendments	69
Section 13.7	Interpretation	69
Section 13.8	Waivers	69
Section 13.9	Expenses	69
Section 13.10	Partial Invalidity	70
Section 13.11	Execution in Counterparts	70
Section 13.12	Further Assurances	70
Section 13.13	Disclaimer of Warranties	70
Section 13.14	Governing Law; Submission to Jurisdiction	71
Section 13.15	Waiver of Jury Trial	71

Annex A Parent Entities		1

Annex B Subsidiaries		1

[To be updated]

List of Annexes

Annex

Annex A	Parent Entities
Annex B	Subsidiaries

List of Exhibits

Exhibit
Exhibit A-1	Form of Transition Services Agreement (Buyer as Service Provider)
Exhibit A-2	Form of Transition Services Agreement (Seller as Service Provider)
Exhibit B	Form of FIRPTA Certificate
Exhibit C	Form of Real Estate Agreements
Exhibit D	Form of Joinder Agreement

List of Schedules

Schedule

1.1(A)	Agreed Accounting Principles
1.1(C)	Designated AWG Employees
1.1(D)	Excluded Subsidiaries and Excluded Liabilities
1.1(E)	Facilitating Transactions
1.1(F)	P&C Business
1.1(G)	Permitted Encumbrances
5.1	Organization of the Companies
5.4	Conflicts
5.5(a)	Financial Statements
5.5(b)	Statutory Statements
5.6	Operations Since Financial Statements Date
5.7	Taxes
5.8	Governmental Permits
5.9	Real Property
5.10	Personal Property
5.11(a)	List of Intellectual Property
5.11(b)	Software
5.11(c)	Right, Title and Interest in Copyrights, Patent Rights and Trademarks
5.11(d)	Registrations of Copyrights, Patent Rights, Trademarks and Software
5.11(e)	Infringement of Copyrights, Patent Rights and Trademarks
5.11(f)	Challenge to Copyrights, Patent Rights and Trademarks

5.13	Violation, Litigation or Regulatory Action of Companies
5.14	Contracts
5.15	Status of Contracts
5.16(a)	Welfare Plans and Pension Plans
5.16(b)	Other Material Employee Benefits
5.16(c)	Material International Employee Benefit Plans
5.17	Environmental Matters
5.18	Employee Relations and Agreements
5.19	No Undisclosed Liabilities
5.20	Sufficiency of Assets
5.21	Insurance
5.22	Reserves
5.23	Regulatory Filings
5.24	Ratings
5.25	Reinsurance
5.27	Transactions with Affiliates
5.31	Clients
6.2	Conflicts
6.3	Violation, Litigation or Regulatory Action of Buyer
7.4	Operations Prior to Closing Date
7.10(b)(i)	Sample Income Statement
7.10(b)(ii)	Sample Balance Sheet
8.2(c)	Company Plans
8.2(e)	Individual Employment Contracts
8.10	Certain Deposits
8.11	Existing Clients
9.3	Necessary Governmental Approvals
10.3	Necessary Governmental Approvals

PURCHASE AGREEMENT

PURCHASE AGREEMENT (the “Agreement”), dated as of June 30, 2006, by and between Aon Corporation, a Delaware corporation (“Aon”), and Warrior Acquisition Corp., a Delaware corporation (“Buyer”).

PRELIMINARY STATEMENT:

WHEREAS, Aon is the direct or indirect owner of 100% of the issued and outstanding capital stock or similar equity interests of each of those entities set forth in Annex A (except as otherwise set forth therein) (collectively, the “Parent Entities”);

WHEREAS, the Parent Entities are the owners, directly or indirectly, of 100% of the issued and outstanding capital stock or similar equity interests of each of those entities set forth in Annex B (except as otherwise set forth therein) (collectively, the “Subsidiaries”);

WHEREAS, prior to the Closing, Aon shall cause each of the Facilitating Transactions (as defined herein) to be consummated to the extent required by Exhibit A;

WHEREAS, Aon desires to sell, and Buyer desires to purchase, all of the issued and outstanding capital stock or similar equity interests of the Parent Entities owned as indicated on Annex A (the “Shares”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accounting Firm” has the meaning specified in Section 4.5(a).

“Acquired Business” has the meaning specified in Section 8.6.

“Actuary” has the meaning specified in Section 7.12.

“Administrative Authority” means any foreign, federal, state, local or other governmental authority or regulatory body or stock exchange or listing authority, including any applicable department of insurance.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any Tax benefit derived by the Indemnified Party (or any Affiliate thereof) as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses) and shall be increased by the Tax detriment to the Indemnified Party (or any Affiliate thereof) resulting from the receipt of such payment. Such Tax benefits and detriments shall be computed assuming that the Indemnified Party (or such affiliate) is subject to taxation at an invariant income tax rate equal to an appropriate marginal tax rate for the respective legal entity, and that:  (i) with respect to Losses that are fully deductible, such Tax benefits are fully utilized in the taxable period during which such Losses are sustained or paid; (ii) with respect to Losses that result in additions to Tax basis which basis is recoverable through deductions over time, such Tax benefits are realized as cost recovery deductions may be claimed by the Indemnified Party (or its relevant Affiliate) and have a value equal to the present value of such deductions, as of the date the Losses are incurred, calculated using the actual relevant recovery period and a discount rate equal to the applicable federal rate (as such term is defined in Section 1274(d) of the Code) that would apply to a debt instrument with a term to maturity equal to the relevant recovery period; and (iii) with respect to any Losses that result in additions to Tax basis which basis is not recoverable through deductions over time, any such Tax benefit is equal to an appropriate percentage of the Tax benefit that would have been realized had the Losses been fully deductible in the year in which they were incurred based on the assumed rate specified above and reasonable assumptions as to when such benefit will be ultimately realized.

“Agreed Accounting Principles” means the accounting principles, practices and methodologies applied in the preparation of the Balance Sheet, as modified by the adjustments of the type set forth in the balance sheet attached hereto as Schedule 1.1(A); provided, however, that the parties acknowledge and agree that Closing Date Net Worth shall (i) be calculated using currency exchange rates in effect on the date of this Agreement, (ii) not include or reflect any matter for which Aon is obligated to indemnify the Buyer Group Members under this Agreement (including the reinsured balances relating to the P&C Business and/or the LGI Excluded Business), regardless of whether such matter would be required to be included or reflected by GAAP and (iii) be calculated using the Market Value of the Investment Assets (excluding the Other Assets which shall be calculated at book value).

“Aon” has the meaning set forth in the first paragraph of this Agreement.

“Aon UK” means Aon Warranty Group Europe Limited, a corporation organized under the laws of the United Kingdom.

“ASC” means Aon Service Corporation, an Illinois corporation.

“Audited Financial Statements” has the meaning specified in Section 5.5(a).

“Balance Sheet” has the meaning specified in Section 5.5(a).

“Base Purchase Price” has the meaning set forth in Section 3.1.

“Business Agreements” has the meaning specified in Section 5.15.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the State of Illinois or the State of New York are required or authorized to be closed.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer (including the Companies on or after the Closing Date) under this Agreement or in connection herewith, including the Transition Services Agreement (Seller as Service Provider) and the Transition Services Agreement (Buyer as Service Provider).

“Buyer Consideration Period” has the meaning specified in Section 8.6(e).

“Buyer Group Member” means (i) Buyer and its Affiliates, (ii) their respective directors, officers and employees, and (iii) the successors and assigns of the foregoing.

“Buyer Plans” has the meaning specified in Section 8.2(h).

“Buyer’s Accountant” has the meaning specified in Section 4.5(a).

“Change of Control” means a transaction pursuant to which Control of Aon (including by ownership of more than 50% of the voting equity securities of Aon) or ownership of more than 50% of the consolidated assets of Aon is acquired, directly or indirectly, by a Person not already an Affiliate of Aon as of the Closing Date through (x) a tender or exchange offer, merger, consolidation, share exchange or other business combination, (y) a sale of securities, recapitalization, liquidation or dissolution or (z) a sale of assets.

“Charter” means, with respect to a corporation, the Articles or Certificate of Incorporation of such corporation.

“CICA Warranty Business” means the underwriting by Combined and its Affiliates of credit life and credit accident and health insurance policies in respect of the Warranty Business.

“CLAC” means Combined Life Assurance Company Limited, an insurance company organized under the laws of the United Kingdom.

“Claim Notice” has the meaning specified in Section 11.3.

“Client Agreement” means, with respect to the provision of Warranty TPA Services by Aon or any of its Affiliates (other than the Companies), (a) an executed written definitive agreement relating to the provision of such services, (b) a series of invoices describing such services together with evidence of payment for such services by the client, or (c) other written documentation clearly demonstrating the provision of such services by Aon or any of its Affiliates, the payment received thereof, and in all cases indicating the geography and program provided.

“Closing” means the closing of the transfer of the Shares from Aon to Buyer in exchange for the Preliminary Purchase Price.

“Closing Date” has the meaning specified in Section 4.1.

“Closing Date Net Worth” means Net Worth, as of the close of business on the day before the Closing Date, after giving effect to (i) the Facilitating Transactions, including any adjustments of the type set forth in the balance sheet attached hereto as Schedule 1.1(A) and (ii) the transactions contemplated by Section 7.5. For the avoidance of doubt, as of December 31, 2005, the Net Worth for the Warranty Business (after giving effect to the adjustments set forth in Schedule 1.1(A)) was $420,011,470.

“COBRA” has the meaning specified in Section 8.2(l).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined” means Combined Insurance Company of America, an Illinois corporation.

“Companies” means, collectively, the Parent Entities and the Subsidiaries; provided, however, for the purpose of Article V and Article VII of this Agreement (other than Sections 5.2, 5.3 and 7.5, unless specifically referenced therein), the Companies shall include FFG and Combined only with respect to the Transferred Business, until such Transferred Business is transferred as part of the Facilitating Transactions.

“Company Intellectual Property” means all Copyrights, Patent Rights, Trademarks, trade names, service marks, domain names, Trade Secrets, Software, and other intellectual property rights and all applications therefor owned or licensed by any of the Companies.

“Company Plan” has the meaning specified in Section 5.16(a).

“Confidentiality Agreement” means the letter agreement dated December 12, 2005 between an Affiliate of Buyer and Aon.

“Contaminant” means any waste, contaminant, pollutant, or hazardous or toxic substance or waste, as such terms are defined in Environmental Laws and includes, for purposes of this Agreement, any petroleum or petroleum wastes.

“Control” means, as to any Person, the ownership of more than 50% of the voting equity securities of such Person. The terms “Controlled by” and “under Common Control with” shall have correlative meanings.

“Copyrights” means United States and foreign registered copyrights, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“CPI” means the Consumer Price Index for All Urban Consumers (CPI-U) for Chicago-Gary-Kenosha as published by the United States Department of Labor’s Bureau of Labor Statistics (or any successor Administrative Authority).

“Designated AWG Employee” means those employees specified in Schedule 1.1(C).

“Encumbrance” means any lien, adverse claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Environmental Laws” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, in each case, concerning worker health and safety and pollution or protection of the environment (including those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Contaminant), each as amended and in effect as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those Sections.

“Estimated Closing Date Net Worth” has the meaning specified in Section 4.2(b).

“Estimated Net Worth Adjustment Amount” means the Estimated Closing Date Net Worth minus $420,011,470.

“Excluded Assets” means any and all rights, properties or assets of VSC, LGI, LGH and CLAC of any kind, whether known or unknown, and whether absolute, contingent, accrued or otherwise, to the extent not related to the Warranty Business, excluding any rights, properties or assets expressly retained by Buyer or its Affiliates (including the Companies after the Closing) pursuant to the terms of any Facilitating Transaction Agreement (including all deposits held with or for the benefit of any Administrative Authority, whether or not related to the Warranty Business).

“Excluded Liabilities” means any and all liabilities or obligations of (i) VSC, LGI, LGH and CLAC of any kind, whether known or unknown, and whether absolute, contingent, accrued or otherwise, to the extent arising from or relating to (A) the Excluded Assets, (B) any business, activities or actions of VSC, LGI, LGH and CLAC at any time prior to the Closing, excluding any business, activities or actions to the extent arising from or relating to the Warranty Business but including the P&C Business and the LGI Excluded Business or (C) any breach by any reinsurer with respect to policies or other risks constituting Excluded Liabilities under clause (i)(B) above or any failure by such a reinsurer to perform any of its covenants or obligations in any agreement or undertaking with respect to such policies or risks,

(ii) the Companies with respect to the Success Bonus Agreements, (iii) the Excluded Subsidiaries (other than FFG with respect to the FFG Warranty Business), and (iv) each of the matters set forth in Schedule 1.1(D)(2). Notwithstanding the foregoing, Excluded Liabilities shall not include (x) any liabilities or obligations that Seller or its Affiliates are expressly excused from paying or performing pursuant to the terms of any Facilitating Transaction Agreement, (y) any liabilities or obligations that Buyer or its Affiliates (including the Companies after the Closing) are required to pay or perform pursuant to the terms of any Facilitating Transaction Agreement or (z) any liabilities or obligations to the extent caused by the breach or non-performance of Buyer or its Affiliates (including the Companies after the Closing) under a Facilitating Transaction Agreement.

“Excluded Subsidiaries” means the entities identified as “Excluded Subsidiaries” in Schedule 1.1(D)(1).

“Excluded Taxes” has the meaning specified in Section 8.1(a)(i).

“Exempt Business Activities” means (i) engaging in any Warranty TPA Services for any client which is both a Scheduled Client and an Existing Client only within the geographic areas and for the programs within each such geographic area set forth for such client in the Existing Client Schedule, (ii) any TPA Services to the extent not Warranty TPA Services, (iii) debt cancellation and/or trip cancellation products and related TPA Services, (iv) administrative and underwriting services (other than TPA Services that are Warranty TPA Services), (v) captive management services and (vi) administration of maintenance and repair programs for automobile fleets owned and used by corporate clients, in which neither Aon nor its Affiliates assumes risk. For the avoidance of doubt, “Exempt Business Activities” includes any insurance or reinsurance brokerage services (together with any related services) (in respect of the Warranty Business or otherwise), any consulting services and any business activities relating to supplemental accident, health and life insurance or specialty individual accident, disability, health and life insurance products. For purposes of this definition, the definitions of Client Agreement and Existing Client Schedule and Section 8.11, (a) the provision of TPA Services with respect to each of the product lines and classes of products described in each of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) of the definition of Warranty Business is a separate “program,” (b) with respect to clause (i) of the definition of Warranty Business, extended warranty, mechanical repair and service contracts are a product line and prepaid maintenance agreements are a different product line, and (c) each of the types of products listed in clause (i) of the definition of Warranty Business is a separate class. For the avoidance of doubt and as an example, providing TPA Services with respect to extended warranty, mechanical repair and service contracts for motor vehicles is a program and providing TPA Services with respect to extended warranty, mechanical repair and service contracts for motor homes is a different program.

“Existing Client” means a client of Aon or its Affiliates (other than the Companies) who has a Client Agreement that is in effect on the date hereof.

“Existing Client Schedule” means a schedule listing each Existing Client and the geographic area(s) and within each such geographic area the program(s) for which Aon or its Affiliates (other than the Companies) is providing Warranty TPA Services to such Existing

Client under a Client Agreement with such client on the date hereof, as such schedule may have been amended from time to time in accordance with Section 8.11 hereof.

“Expenses” means any and all reasonable out-of-pocket expenses actually incurred in connection with defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including reasonable fees and disbursements of legal counsel).

“Facilitating Transactions” means the transactions detailed in Schedule 1.1(E).

“Facilitating Transaction Agreements” means those agreements utilized in connection with the implementation of the Facilitating Transactions, which shall be substantially in the form specified in Schedule 1.1(E) for any agreement attached to such schedule.

“Facilitating Transaction Taxes” means any Taxes that are imposed, at any time, on any of Aon, Buyer or any of their Affiliates, as a result of the consummation or implementation of the Facilitating Transactions; provided, however, that Facilitating Transaction Taxes shall not include any Reserved Taxes or any incremental Taxes that are imposed on any of Aon, Buyer or any of their Affiliates at any time after the Closing Date due to the reduction, as a consequence of and as of the date of the consummation or implementation of the Facilitating Transactions, of (a) tax basis for any asset of Aon, Buyer or any such Affiliate or (b) any other tax attribute of Aon, Buyer or any such Affiliate.

“FFG” means FFG Insurance Company, a Texas insurance company.

“FFG Warranty Business” means all of the rights, properties, assets and liabilities of FFG of any kind, whether known or unknown, and whether absolute, contingent, accrued or otherwise, other than rights, properties, assets and liabilities expressly retained by FFG pursuant to the Facilitating Transaction Agreements (including all deposits held with or for the benefit of any Administrative Authority).

“Financial Statements” has the meaning specified in Section 5.5(a).

“Financial Statements Date” means March 31, 2006.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Permits” has the meaning specified in Section 5.8.

“Guaranties” has the meaning specified in Section 8.5.

“Healthcare Spending Account Opening Balance” has the meaning specified in Section 8.2(k).

“Hedge Agreement” means any interest rate swap, cap, collar or similar agreement and any agreement designed to protect a Person against foreign currency exchange rate fluctuations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, (a) indebtedness of such Person for borrowed money, (b) other indebtedness of such Person evidenced by notes, bonds or debentures, (c) capitalized leases classified as indebtedness of such Person under GAAP, (c) any obligation of such Person for the deferred purchase price of property or services (other than trade payables and other current liabilities), (d) all obligations of such Person pursuant to or evidenced by Hedge Agreements, (e) all Indebtedness of another Person referred to in clauses (a) through (d) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly and (f) all obligations under any acquisition agreements pursuant to which such Person is responsible for any earn-out or other contingent payments.

“Indemnified Party” has the meaning specified in Section 11.3.

“Indemnitor” has the meaning specified in Section 11.3.

“Insurance Policies” has the meaning specified in Section 5.21.

“Investment Assets” means (i) with respect to VSC (except with respect to any foreign “branches” of VSC) the liquid fixed income and maturity debt securities held or acquired by VSC as investments in the ordinary course of business, (ii) with respect to any Company other than VSC, any foreign “branches” of VSC), and any other Person operating a portion of the Transferred Business with respect to such portion of the Transferred Business, any investments held or acquired by such Person in the ordinary course of business (it being understood that, in the case of (i) and (ii), a portion of the investments are being held, and must be retained, as deposits with or for the benefit of an Administrative Authority) and (iii) Other Assets.

“Knowledge of Aon” means, as to a particular matter, the actual knowledge of the following persons:  Aon’s Executive Chairman, Chief Executive Officer, Chief Financial Officer and Senior Vice President/Treasurer and each of the following:  David L. Cole, Mark H. Mishler, Mike Frosch, Roger Powell, David R. Scott, James Donaldson, Chuck LaMantia, Perry Kupferman, C. Steve Hayes, Tony Jackovich, John Serafin and Geoffrey Witt.

“Knowledge of Buyer” means, as to a particular matter, the actual knowledge of the following persons:  Robert M. LeBlanc, Andrea E. Daly and Adam W. Reinmann.

“Leased Real Property” has the meaning specified in Section 5.9.

“LGH” means London General Holdings Limited, a company organized under the laws of the United Kingdom.

“LGI” means London General Insurance Company Limited, an insurance company organized under the laws of the United Kingdom.

“LGI Excluded Business” means (i) the Irish Contractors program (with lines of business including general liability, employers’ liability and contractors all risks) and (ii) the underwriting by LGI of life and accident and health insurance policies in Spain and Portugal.

“Losses” means any and all losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“Market Value” means, as of the applicable date, the value as determined by Interactive Data Corporation or, in the case of securities issued outside of the U.S. for which Interactive Data Corporation does not regularly provide the requested information, by Bloomberg Financial or an internationally recognized broker agreed upon by the parties.

“Material Adverse Effect” means a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Warranty Business taken as a whole, other than any such effect (i) resulting from changes in generally applicable economic, political or regulatory conditions or the Companies’ industry in general (including changes in GAAP or SAP) to the extent not having a disproportionate effect on the Companies compared to its peers in the warranty business or (ii) arising out of or relating to the identity of Buyer or its Affiliates. Notwithstanding the foregoing, the parties hereto acknowledge and agree that in no event shall any matter that is or would be an Excluded Asset, Excluded Subsidiary or Excluded Liability constitute or give rise to, in whole or in part, a Material Adverse Effect except to the extent it has an effect on the business, assets, results of operations or condition (financial or otherwise) of the Warranty Business. For the avoidance of doubt, the actuarial review described in Section 7.12 and any result, consequences or actions arising out of such review shall under no circumstances be taken into account in the determination of a Material Adverse Effect.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA.

“Net Worth” means an amount equal to (i) the value of the assets of the Warranty Business determined in accordance with the Agreed Account Principles (excluding, for the avoidance of doubt, goodwill) minus (ii) the value of the liabilities of the Warranty Business determined in accordance with the Agreed Accounting Principles, in each case, as of the date of determination.

“Net Worth Adjustment Amount” means the Closing Date Net Worth minus $420,011,470.

“Net Worth Adjustment Report” has the meaning specified in Section 4.5.

“Net Worth Adjustment Report Finalization Date” means the date which is 30 days after the date on which the Net Worth Adjustment Report is delivered by Aon to Buyer; provided, however, that if Buyer or Buyer’s Accountant delivers a notice of exception within such 30-day period, and if any change to the Net Worth Adjustment Report is agreed to by Buyer and Aon in accordance with Section 4.5, then the date on which Buyer and Aon agree in writing to such change shall be the Net Worth Adjustment Report Finalization Date; and, provided, further, that if Aon and Buyer cannot agree upon the Net Worth Adjustment Amount, then the date on which the Accounting Firm delivers its decision with respect to such dispute in accordance with Section 4.5 shall be the Net Worth Adjustment Report Finalization Date.

“Obligor” means a business entity other than an insurer that assumes the obligation to repair, replace or maintain a consumer product under an extended warranty, service contract or prepaid maintenance agreement.

“Organizational Documents” has the meaning specified in Section 5.1.

“Other Assets” means dealer loans in the ordinary course of business and the owned real estate in Dallas, Texas.

“Owned Real Property” has the meaning specified in Section 5.9.

“Parent Entities” has the meaning specified in the Preliminary Statement of this Agreement.

“Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions or reissues.

“P&C Business” means the accounts and programs identified in Schedule 1.1(F).

“P&C Underwriting” has the meaning specified in Section 7.12.

“Pension Plan” means any pension plan, as defined in Section 3(2) of ERISA, applied without regard to the exceptions from coverage contained in Section 4(b)(4) or 4(b)(5) thereof.

“Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (iii) Encumbrances identified in Schedule 1.1 (G) of this Agreement, (iv) other Encumbrances or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance, imperfection or such other matter, agreement or exception, and (v) Encumbrances that are set forth on the Balance Sheet or Statutory Statements.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Administrative Authority.

“Potential Transaction” has the meaning specified in Section 7.8.

“Preliminary Purchase Price” has the meaning specified in Section 4.2.

“Purchase Price” has the meaning specified in Section 3.1.

“Real Estate Agreements” means the real estate agreements substantially in the forms attached hereto as Exhibit C.

“Real Property” has the meaning specified in Section 5.9.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the environment.

“Remedial Action” means actions required by any Environmental Law to (i) clean up, remove, treat or in any other way address Contaminants in the environment, (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if Remedial Action is required, and to design and implement such Remedial Action, including any necessary post-remedial investigation, monitoring, operation and maintenance and care.

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Administrative Authority.

“Reserved Consolidated Taxes” has the meaning specified in Section 8.1(a).

“Reserved Taxes” has the meaning specified in Section 8.1(a).

“Restricted Business” means any business of the type described in the first sentence of the definition of Warranty Business (other than clause (ix) thereof) as conducted by the Companies and FFG and Combined and its Affiliates (with respect to the Transferred Business) as of the date hereof or the immediately preceding 12 month period, other than any Exempt Business Activities.

“Restricted Period” has the meaning specified in Section 8.6.

“RLIC” means Resource Life Insurance Company, an Illinois insurance company.

“SAP” means the statutory accounting principles and practices prescribed or permitted by applicable insurance regulatory authorities.

“Scheduled Client” means any client of Aon or its Affiliates listed on the Existing Client Schedule.

“Securities Act” means the Securities Act of 1933.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by any Seller Group Members under this Agreement or in connection herewith, including the Transition Services Agreement (Seller as Service Provider), the Transition Services Agreement (Buyer as Service Provider), the Facilitating Transaction Agreements and the Real Estate Agreements.

“Seller Group Member” means (i) Aon and its Affiliates, (ii) the directors, officers and employees of Aon and its Affiliates, and (iii) the successors and assigns of the foregoing.

“Sellers” means Aon, Aon UK, Combined and Sterling.

“Shares” has the meaning set forth in the fifth paragraph of this Agreement.

“Software” means computer software programs and related documentation and materials, whether in source code, object code or human readable form; provided, however, that Software does not include software that is (i) available generally through retail stores, distribution networks or is otherwise subject to “shrink-wrap” or “click-through” license agreements, including any software pre-installed in the ordinary course of business as a standard part of hardware purchased by any of the Companies or (ii) made available pursuant to the Transition Services Agreement.

“Statutory Statements” has the meaning specified in Section 5.5(b).

“Sterling” means Sterling Life Insurance Company, an Illinois corporation.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiaries” has the meaning set forth in the Preliminary Statement of this Agreement.

“Success Bonus Agreements” means those agreements identified in Item 4 of Schedule 5.18.

“Success Bonus Payments” means any and all payments required to be made under the Success Bonus Agreements as a result of the consummation of the transactions contemplated hereby.

“Tax” means (i) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, premium, windfall profit, severance, production, stamp or environmental tax, (ii) any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, (iii) any interest or penalty, addition to tax or additional amount imposed by any taxing authority of any Administrative Authority with respect to or in connection with liability for any of the amounts described in clauses (i) or (ii) of this definition, or (iv) any amounts described in clauses (i), (ii) or (iii) of this definition for which a party is liable under any statute or regulation that imposes joint or several liability for such amounts on members of an affiliated, combined, consolidated or unitary group of corporations or entities.

“Tax Package” has the meaning set forth in Section 8.1(b)(iii).

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“TPA Services”  means third party administrative services, such as customer relationship management, financial services administration, claims management, captive management and call center management.

“Trade Secrets” has the meaning set forth in §2(d) of the Illinois Trade Secrets Act (765 ILCS 1065).

“Trademarks” means registered United States federal, state and foreign trademarks, service marks and trade names, and pending applications to register the foregoing.

“Transferred Business” shall mean the FFG Warranty Business and the CICA Warranty Business (including the Warranty Business described in Schedule 1.1(E)).

“Transferred Employees” has the meaning specified in Section 8.2(a).

“Transition Services Agreement (Buyer as Service Provider)” means the Transition Services Agreement in the form attached hereto as Exhibit  A-1. If, at least 30 days prior to the Closing Date, Aon determines and notifies Buyer in writing that it has inadvertently omitted from Annex A to the Transition Services Agreement (Buyer as Service Provider) services which prior to the Closing were provided by the Companies to Aon or its Affiliates and are reasonably necessary to the operations of the business being conducted by Aon or its Affiliates, Buyer shall evaluate such notice in good faith and, provided that the provision of such Services would not impose any unreasonable burden or additional cost on the Companies, Annex A thereto shall be amended to add such services and the cost and length of the transition period for such services shall be determined in the same manner that the cost and length of the transition period for the other services was determined.

“Transition Services Agreement (Seller as Service Provider)” means the Transition Services Agreement in the form attached hereto as Exhibit  A-2. Notwithstanding the foregoing, Buyer may, upon written notice to Aon delivered at least thirty days prior to the Closing Date, update Annex A thereto to remove any Service(s) listed therein; provided that, in such case, Buyer shall pay Aon the lesser of (i) Aon’s actual incremental costs incurred through the date of Buyer’s notice in connection with its preparation to provide the affected Service(s) to the Companies after the Closing and (ii) the cost of the affected Service(s) for 30 days. As soon as reasonably practicable following receipt of any such notice, but in no event later than five Business Days thereafter, Aon shall advise Buyer as to whether removal of such Service(s) would require the removal or partial removal of, or otherwise affect the provision of, any other Services. If such is the case, Buyer may withdraw its notice to remove any service within three days of being so advised by Aon. In addition, if, at least 30 days prior to the Closing Date, Buyer determines and notifies Aon in writing that it has inadvertently omitted from Annex A to the Transition Services Agreement (Seller as Service Provider) services which prior to the Closing were provided by Aon or its Affiliates to the Companies and are reasonably necessary to the operations of the Warranty Business, Aon shall evaluate such notice in good faith and, provided that the provision of such Services would not impose any unreasonable burden or additional cost on Aon or its Affiliates, Annex A shall be amended to add such services and the cost and length of the transition period for such services shall be determined in the same manner that the cost and length of the transition period for the other services was determined.

“Treasury Regulation” means the regulations promulgated under the Code by the U.S. Treasury Department.

“Unaudited Financial Statements” has the meaning specified in Section 5.5(a).

“Underwriting Companies” means Resource Life Insurance Company, an Illinois insurance company, Virginia Surety Company, Inc., an Illinois insurance company, Virginia Surety Compania de Seguros, an Argentina insurance company, Rockford Life Insurance Company, an Arizona insurance company, Automotive Warranty Services of Florida Inc., a Florida corporation, ServiceSaver, Incorporated, a Florida corporation, ServicePlan of Florida, Inc, a Florida corporation, First Extended Service Corporation of Florida, a Florida corporation, Combined Insurance Company de Argentina S.A. Compania de Seguros, an Argentina insurance company, Combined Seguros Brazil SA, a Brazil insurance company, Combined Life Assurance Company Limited, a United Kingdom insurance company, and London General Insurance Company Limited, a United Kingdom insurance company, and FFG Insurance Company.

“VSC” means Virginia Surety Company, Inc., an Illinois insurance company.

“Warranty Business” means the world-wide business conducted by the Companies (including FFG and Combined and its Affiliates with respect to the Transferred Business) of (i) underwriting by an insurer or an Obligor of extended warranty, mechanical repair, service contracts or pre-paid maintenance agreements covering repair, replacement or scheduled maintenance for motor vehicles, motorcycles, motor homes, motorized recreational vehicles, personal watercraft, electronic products, appliances, personal computers and peripherals, home heating, ventilation, air conditioning  plumbing and electrical systems and appliances and other consumer products, (ii) underwriting by an insurer of credit life and credit disability insurance and involuntary unemployment insurance or underwriting by an unaffiliated insurer of credit life and credit disability insurance and involuntary unemployment insurance for which one of the Companies acts as an agent with respect to such insurance in connection with performing other activities described in the other clauses of this definition, (iii) underwriting by an insurer or an Obligor of travel protection and travel related protection programs and of  membership programs to the extent related to Warranty Business products, (iv) underwriting by an insurer or an Obligor of credit card enhancement programs, (v)  underwriting by an insurer or an Obligor of guaranteed asset protection (GAP) products for loans and leases on motor vehicles, motorcycles, motor homes, motorized recreational vehicles and personal watercraft separate from standard motor vehicle, motorcycle, motor home, motorized recreational vehicle or personal watercraft coverage, (vi) underwriting by an insurer of stop loss or failure to perform insurance coverage for Obligors or for motor vehicle dealers, (vii) underwriting by an insurer or an Obligor of vehicle replacement insurance (VRI), accidental damage to consumer products, identity theft and virus protection, (viii) providing TPA Services to the extent solely with respect to clauses (i) through (vii) above (“Warranty TPA Services”), and (ix) providing training and consulting services for motor vehicle manufacturers and dealers related to variable operations, automobiles sales activities and fixed operations activities at the point of sale, customer satisfaction activities and including, for the avoidance of doubt, the arrangement of client captive reinsurers for any Warranty Business client with respect to clauses (i) through (vii) above and excluding, for the avoidance of doubt, the P&C Business and the LGI Excluded Business. In addition, the “Warranty Business” includes all other business, products, services, programs, arrangements and activities (including marketing, distribution and administration arrangements and activities) described as being part of the Warranty Business in that certain Confidential Offering Memorandum of the Aon Warranty Group dated December 2005, including customer loyalty programs and the Resource Variable Income Partners program.  The phrase “underwriting by an insurer or an Obligor” or “underwriting by an insurer” means that such underwriting is performed by one of the Companies. The term “consumer products” includes such products also used for or by a business.

“Welfare Plan” means any welfare plan, as defined in Section 3(1) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.

Section 1.2            Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive, (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole, including all schedules, exhibits and annexes attached to this Agreement and (iv) information will be considered to have been “made available” to Buyer only to the extent that such information was posted to the DataSite maintained by Merrill Corporation for “Project Warrior 2005” or delivered to Buyer or its counsel no later than 24 hours prior to the date hereof. Unless the context otherwise requires, references herein:  (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The schedules, exhibits and annexes referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Unless expressly indicated to the contrary, all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds.

ARTICLE II

PURCHASE AND SALE

Section 2.1            Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Aon shall (and shall cause the other Sellers to) sell, transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and accept from Sellers, the Shares.

ARTICLE III

PURCHASE PRICE

Section 3.1            Purchase Price. The purchase price for the Shares shall be equal to $710,000,000 (Seven Hundred Ten Million Dollars) (the “Base Purchase Price”), plus (or, if a negative amount, minus the absolute value of) the Net Worth Adjustment Amount (the Base Purchase Price, as adjusted by the Net Worth Adjustment Amount, the “Purchase Price”). The Purchase Price shall be paid pursuant to Article IV.

ARTICLE IV

CLOSING

Section 4.1            Closing Date. The Closing shall be consummated on a date and at a time agreed upon by Buyer and Aon, but in no event later than the fifth Business Day after the date on which the conditions set forth in Articles IX and X have been satisfied or waived, at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York, or at such other time and place as shall be agreed upon by Buyer and Aon; provided, however, that to the extent that one or more landlord consents required in order to effectuate the transactions contemplated by the Real Estate Agreements identified on Schedule 4.1 hereto shall not have been obtained prior to the Closing Date established in accordance with the foregoing, Buyer may upon notice to Aon, delay the Closing for a period not to exceed forty-five (45) days in order to make alternate arrangements with respect to the operations to have otherwise been located in the applicable unavailable property; provided, further, however, that in no event shall any such delay cause the Closing Date to be later than December 31, 2006. The date on which the Closing is actually held is referred to herein as the “Closing Date” and the Closing shall be deemed to occur at 12:01 a.m. Central Standard Time on the Closing Date.

Section 4.2            Payment on the Closing Date. (a)  Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Buyer shall pay to Aon (or other Sellers as directed by Aon), an amount equal to the Base Purchase Price, plus (or, if a negative amount, minus the absolute value of) the Estimated Net Worth Adjustment Amount (the “Preliminary Purchase Price”), by wire transfer of immediately available funds to the bank account or accounts specified by Aon in accordance with paragraph (b) hereof.

(b)           Not less than five (5) Business Days prior to the Closing Date, Aon shall prepare and deliver to Buyer (i) Aon’s estimate of Closing Date Net Worth (“Estimated Closing Date Net Worth”) and (ii) the amount of the Preliminary Purchase Price calculated based thereupon and the wire transfer instructions for Aon.

(c)           Notwithstanding anything to the contrary contained herein, in the event that Buyer delivers a written notice to Aon not less than two (2) Business Days prior to the Closing Date of its good faith disagreement with Aon’s calculation of the Estimated Closing Date Net Worth and Aon and Buyer fail to resolve such objections prior to the Closing Date, the Estimated Closing Date Net Worth shall be determined as follows:  (i) if the Estimated Closing Date Net Worth calculated by each of Buyer and Aon exceeds $420,011,470, the Estimated Closing Date Net Worth shall be deemed to be equal to the smaller of such amounts, (ii) if the Estimated Closing Date Net Worth calculated by each of Buyer and Aon is less than $420,011,470, the Estimated Closing Date Net Worth shall be deemed to be equal to the greater of such amounts and (iii) in all other cases, the Estimated Closing Date Net Worth shall be deemed to be equal to $420,011,470 (and the corresponding Estimated Net Worth Adjustment Amount equal to zero).

Section 4.3            Buyer’s Additional Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing Buyer shall deliver to Aon, in addition to the Preliminary Purchase Price, all of the following:

(a)           Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Aon, as to (i) the Charter of Buyer; (ii) the By-Laws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

(b)           The Transition Services Agreement (Seller as Service Provider) and the Transition Services Agreement (Buyer as Service Provider), in each case duly executed by Buyer;

(c)           The certificate contemplated by Section 10.1, duly executed by a duly authorized officer of Buyer;

(d)           The Joinder Agreement in the form of Exhibit D, duly executed by each of the Parent Entities and each of the Subsidiaries in each case to the extent that such Persons are both incorporated in the United States and are not Underwriting Companies; and

(e)           Any consents and approvals that may be obtained by Buyer with respect to the consummation of the transactions contemplated by this Agreement.

Section 4.4            Aon’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article X, at the Closing Aon shall deliver (or cause to be delivered) to Buyer all of the following:

(a)           Certificate of the secretary or an assistant secretary of Aon and ASC, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the Charter of Aon and ASC; (ii) the By-Laws of Aon and ASC; (iii) the resolutions of the Board of Directors of Aon and ASC authorizing the execution and performance of this Agreement, any Seller Ancillary Agreement to which Aon or ASC is a party and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Aon and ASC executing this Agreement and any Seller Ancillary Agreement;

(b)           Stock certificates representing all of the Shares, duly executed in blank or accompanied by duly executed instruments of transfer;

(c)           The Transition Services Agreement (Seller as Service Provider), duly executed by ASC, the Transition Services Agreement (Buyer as Service Provider), duly executed by Combined, and the Real Estate Agreements, duly executed by the applicable parties thereto;

(d)           Each of the Facilitating Transactions Agreements required to be completed as of the Closing, in each case duly executed by the applicable parties thereto;

(e)           Any consents, waivers or approvals that may be obtained by Aon with respect to the consummation of the transactions contemplated by this Agreement;

(f)            Evidence of the termination and full satisfaction and discharge of any liabilities and obligations under of each of the agreements giving rise to any indebtedness identified in Items 1 and 5 of Schedule 5.27, and of the agreements identified in Item (vii) of Schedule 5.7 with respect to the Companies;

(g)           The certificates contemplated by Sections 9.1 and 9.7, duly executed by a duly authorized officer of Aon; and

(h)           The written resignations of the directors of the Companies that are employees of Aon and its Affiliates (other than the Companies).

Section 4.5            Determination of the Net Worth Adjustment Amount. On or before 60 days following the Closing Date, Aon shall prepare and deliver to Buyer a report (the “Net Worth Adjustment Report”) setting forth Aon’s computation of the Closing Date Net Worth. Buyers shall reasonably assist Aon in the preparation of the Net Worth Adjustment Report and shall provide Aon reasonable access during normal business hours, upon reasonable advance notice to the relevant personnel, books and records of the Companies for such purpose.

(a)           After delivery of the Net Worth Adjustment Report to Buyer, Buyer and/or a firm of independent public accountants designated by Buyer (“Buyer’s Accountant”) will be entitled to reasonable access during normal business hours upon reasonable advance notice to the relevant personnel, records and working papers of Aon and its accountants to aid in their review of the Net Worth Adjustment Report. The Net Worth Adjustment Report will be deemed to be accepted by and shall be conclusive for purposes of determining the Net Worth Adjustment Amount except to the extent, if any, that Buyer or Buyer’s Accountant shall have delivered within 30 days after the date on which the Net Worth Adjustment Report is delivered to Buyer, a written notice to Aon specifying in reasonable detail the nature and extent of any objections it has to the Net Worth Adjustment Report and its calculation of the Closing Date Net Worth (it being understood that (i) if the Closing Date Net Worth calculated by each of Buyer and Aon exceeds the Estimated Closing Date Net Worth by more than $25,000, Buyer shall promptly pay or cause to be paid to Aon an amount equal to the smaller of such amounts less the Estimated Closing Date Net Worth and (ii) if the Estimated Closing Date Net Worth exceeds the Closing Date Net Worth calculated by each of Buyer and Aon by more than $25,000, Aon shall promptly pay to Buyer (or its designee) an amount equal to the Estimated Closing Date Net Worth less the greater of such amounts). If a change proposed by Buyer is disputed by Aon, then Aon and Buyer shall negotiate in good faith to resolve such dispute. If, after a period of 20 days following the date on which Buyer gives Aon notice of any such proposed change, any such proposed change still remains disputed, then Buyer and Aon shall together choose an independent firm of public accountants of nationally-recognized standing (the “Accounting Firm”) to resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Buyer and Aon, and not by independent review, only those issues still in dispute with respect to the Net Worth Adjustment Amount. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this section. All of the fees and expenses of the Accounting Firm shall be borne by Buyer and Aon in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by Buyer and Aon, respectively (as finally determined by the Accounting Firm), bears to the total amount of items submitted to the Accounting Firm.

(b)           Within 5 Business Days following the applicable Net Worth Adjustment Report Finalization Date Aon and Buyer shall pay the following amounts as applicable. Any Net Worth Adjustment Amount shall be paid as follows:

(i)            if the Estimated Closing Date Net Worth exceeds the Closing Date Net Worth, as calculated in this Section 4.5, Aon shall pay to Buyer (or its designee) the difference thereof plus any amounts paid by Buyer to Aon pursuant to clause (i) of the second sentence of  Section 4.5(a), less any amounts paid by Aon to Buyer pursuant to clause (ii) of the second sentence of Section 4.5(a), by wire transfer of immediately available funds to an account specified in writing to Aon by Buyer.

(ii)           if the Closing Date Net Worth, as calculated in this Section 4.5, exceeds the Estimated Closing Date Net Worth Buyer shall pay or cause to be paid to Aon the difference thereof plus any amounts paid by Aon to Buyer pursuant to clause (ii) of the second sentence of  Section 4.5(a), less any amounts paid by Buyer to Aon pursuant to clause (i) of the second sentence of Section 4.5(a) by wire transfer of immediately available funds to an account or accounts specified in writing to Buyer by Aon.

(iii)          Notwithstanding (i) and (ii) of this paragraph, if the Estimated Closing Date Net Worth and the Closing Date Net Worth, as calculated in this Section 4.5, are within $25,000 no payment shall be due under this Section 4.5(b).

Any payment required to be made pursuant to this Section 4.5(b) shall be made together with interest thereon from the Closing Date to the date of payment at the rate of interest per annum equal to ninety (90) day LIBOR in effect on the Closing Date as reported in The Wall Street Journal.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF AON

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Aon represents and warrants to Buyer as follows (it being understood and agreed that no representation or warranty is being made with respect to the Excluded Assets, Excluded Subsidiaries or Excluded Liabilities).

Section 5.1            Organization of the Companies. Each of the Companies has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation as set forth in Schedule 5.1. Each of the Companies is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect or would prevent a Company from operating in a jurisdiction in which it is currently operating. Each of the Underwriting Companies holds the licenses required by the insurance laws and regulations in its domiciliary state to conduct the insurance businesses in which each Underwriting Company is engaged and is in material compliance with all state insurance laws and regulations applicable to it. Each of the Companies has the requisite corporate power and authority to own or lease and operate its assets and to carry on its business in the manner that it is now conducted. Except as set forth in Schedule 5.1, Aon has made available to Buyer complete and accurate copies of the Charter or by-laws or other governing documents (“Organizational Documents”), the stock record book, the minute book and other corporate records of each of the Companies. The book of account and other records of each of the Companies made available to Buyer have been maintained in accordance with sound business practices and applicable Requirements of Law and accounting policies.

Section 5.2            Capital Structure. Annex A sets forth the number of shares of each class of capital stock of each of the Parent Entities that are issued and outstanding. All of the outstanding shares of capital stock of each of the Companies are validly issued, fully paid and nonassessable and free of preemptive rights. All of the outstanding equity interests of the Parent Entities are owned by a Seller, as reflected in Annex A (except as otherwise set forth therein), and all of the outstanding equity interests of each of the Subsidiaries (a) are owned, directly or indirectly, by a Parent Entity as reflected in Annex B (except as otherwise set forth therein), in each case free and clear of all Encumbrances, (b) have been duly authorized and are validly issued, fully-paid and nonassessable and (c) were not issued in violation of any preemptive or similar right. All of the outstanding equity interests of each of the Sellers are owned, directly or indirectly, by Aon. Except for this Agreement, there are no agreements, arrangements, options, warrants, rights or commitments of any character relating to the issuance, sale, purchase, exchange, transfer or redemption of any shares of capital stock of, or other equity interests in any of the Companies, and no such shares or other equity interests are reserved for issuance. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by each of the Seller Group Members that are named parties thereto have been duly authorized and approved by the board of directors of the Seller Group Members that are named parties thereto and do not require any further authorization or consent of such Person or its stockholders. This Agreement has been duly authorized, executed and delivered by Aon. Any dividend that has been or will, in connection with the transactions contemplated by this Agreement, including the Facilitating Transactions, be paid by any UK domiciled entity is or will be lawful under the UK Companies Act 1985.

Section 5.3            Subsidiaries and Investments. Except for the Subsidiaries, none of the Companies, directly or indirectly, owns or has the right to acquire any outstanding voting securities or other equity interests in any Person, other than Investment Assets.

Section 5.4            Authority; Conflicts.

(a)           Aon has full corporate power and authority to execute, deliver and perform this Agreement. Each Seller Group Member has full corporate power and authority to execute, deliver and perform each of the Seller Ancillary Agreements to which it is a party. This

Agreement and each of the Seller Ancillary Agreements to which a Seller Group Member is a party constitute the valid and binding obligations of each such party, enforceable in accordance with their respective terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium, and similar laws relating to or affecting the enforcement of creditors’ rights generally and to general equity principles.

(b)           Except as set forth in Schedule 5.4, none of the execution and delivery by Aon of this Agreement, the execution and delivery by any Seller Group Member of any Seller Ancillary Agreement or the consummation by any Seller Group Member of any of the transactions contemplated hereby or thereby, nor compliance by any Seller Group Member with, or fulfillment by Aon of, the terms, conditions and provisions hereof or thereof will:

(i)            assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.4(b)(iii), result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon a Seller or any of the Shares or any of the assets of a Seller or any of the Companies, under the Organizational Documents of a Seller or any of the Companies,

(ii)           assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.4(b)(iii), result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon a Seller or any of the Shares or any asset of a Seller or any of the Companies, under (1) any of the Business Agreements, (2) any Company Plan, (3) any note, instrument, mortgage, lease, franchise or financial obligation or material agreement to which a Seller is a party or by which a Seller is bound, (4) any Court Order to which a Seller or any of the Companies is a party or by which a Seller or any of the Companies is bound, (5) any Requirements of Law affecting a Seller or any of the Companies or (6) any Governmental Permit, other than, in each case, any such violations, breaches, defaults, rights, loss of rights or Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent the consummation of any of the transactions contemplated hereby, or

(iii)          require the approval, consent, authorization or act of, or the making by a Seller or any of the Companies of any declaration, filing or registration with, any Administrative Authority, except (1) in connection, or in compliance, with the provisions of the HSR Act, European Community Council Regulation (EC) No. 139/2004, or similar competition Requirements of Law in foreign jurisdictions, (2) acquisition of control statement filings and preacquisition statements required under applicable state insurance holding company system laws and regulations and any other insurance regulatory approvals, consents, filings or notices required by any applicable insurance Requirements of Law, (3) such filings as may be required in connection with the Taxes described in Section 8.1, and (4) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent the consummation of any of the transactions contemplated hereby, or materially impair the operation of the Warranty Business after the Closing.

Section 5.5            Financial Statements.

(a)           Schedule 5.5(a) contains the audited balance sheet of the Warranty Business as of December 31, 2005 (the “Balance Sheet”) and the related audited statement of income and cash flow of the Warranty Business for the year ended December 31, 2005 together with the report thereon of Ernst & Young LLP, independent certified public accountants (the “Audited Financial Statements”) and an unaudited balance sheet of the Warranty Business as of March 31, 2006 and related unaudited statement of income of the Warranty Business for the three months ended March 31, 2006 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth therein and except as set forth in Schedule 5.5(a), the Audited Financial Statements have been prepared in conformity with GAAP (applied on a consistent basis throughout the periods involved), and present fairly in accordance with GAAP, the financial position and results of operations and cash flow of the Warranty Business, as at the respective dates of and for the periods referred to therein. Except as set forth in Schedule 5.5(a), the Unaudited Financial Statements have been prepared in accordance with Aon’s historical practices for the Warranty Business, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes.

(b)           To the extent required to be filed at least two Business Days prior to the date of this Agreement, except as set forth in Schedule 5.5(b), Aon has made available to Buyer the following statutory statements, in each case together with the required exhibits, schedules and notes thereto and any required affirmations and certifications filed therewith (collectively, the “Statutory Statements”):  (i) the annual statements of each of the Underwriting Companies and FFG Insurance Company, as of December 31, 2005 and December 31, 2004, in each case as filed with the insurance regulatory authority of its jurisdiction of domicile and (ii) the quarterly statements of each of the Underwriting Companies and FFG for the quarterly period ending March 31, 2006, as filed with the insurance regulatory authority of its jurisdiction of domicile. Except as set forth therein, all such Statutory Statements fairly present, in all material respects, in accordance with SAP applied on a consistent basis throughout the periods involved (except as required by SAP) the statutory financial position of the Underwriting Companies and FFG Insurance Company, as of the dates therein specified and the statutory results of operations and cash flow of such companies, for the periods therein specified. All assets that are reflected as admitted assets on the Statutory Statements, to the extent applicable, qualify as admitted assets under the Requirements of Law of the applicable Company’s domiciliary jurisdiction.

(c)           To the Knowledge of Aon, the Companies maintain internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial and statutory statements of the Companies and to maintain accountability for the Companies’ consolidated assets; (iii) access to the Companies’ assets is permitted only in accordance with management’s authorization; and (iv) the reporting of the Companies’ assets is compared with existing assets at regular intervals.

Section 5.6            Operations Since Financial Statements Date  Except as set forth in Schedule 5.6, from December 31, 2005 through the date hereof, there has been no Material Adverse Effect. Except as set forth in Schedule 5.6, from the Financial Statements Date through the date hereof, the Companies have conducted their business in all material respects in the ordinary course. Without limiting the generality of the foregoing, from the Financial Statements Date through the date hereof, except as set forth in Schedule 5.6, none of the Companies has taken any action which, if taken after the date hereof, would be prohibited by Sections 7.4(b).

Section 5.7            Taxes. Except as set forth in Schedule 5.7, (i) the Companies have filed all material Tax Returns required to have been filed on or before the date hereof; (ii) all material Taxes of the Companies have been timely paid; (iii) none of the Companies has waived in writing any statute of limitations in respect of Taxes of such Company which waiver is currently in effect; (iv) no issues that have been raised by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (v) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full; (vi) there are no liens for Taxes upon the assets of the Companies except liens relating to current Taxes not yet due; (vii) all Tax sharing arrangements and Tax indemnity arrangements relating to the Companies (other than this Agreement) will terminate prior to the Closing Date and none of the Companies will have any liability thereunder on or after the Closing Date; (viii) all material Taxes which the Companies are required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate governmental authority or have been accrued, reserved against and entered on the books of the Companies; and (xi) Aon is not a foreign person for purposes of Section 1445 of the Code.

Section 5.8            Governmental Permits. Except as set forth in Schedule 5.8, the Companies own, hold or possess all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Administrative Authority that are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct their business substantially as conducted immediately prior to the date of this Agreement (herein collectively called “Governmental Permits”). The Companies have complied in all material respects with all terms and conditions of the Governmental Permits.

Section 5.9            Real Property. Except as set forth in Schedule 5.9, none of the Companies owns any real property (the “Owned Real Property”). Schedule 5.9 sets forth a brief description of each lease or similar agreement under which any of the Companies is lessee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property”) (and, together with the Owned Real Property, the “Real Property”). All of the properties identified in Schedule 5.9 constitute all of the real property used by the Companies in the conduct of the Warranty Business. The Companies have good and marketable title to the Owned Real Property, not subject to any Encumbrances other than Permitted Encumbrances. None of the Companies leases or subleases any real property to any Person. Since January 1, 2004, neither Aon nor any of its subsidiaries has received any written notice of any pending, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof or any sale or other disposition of the Real Property or any part thereof in lieu of condemnation. To the Knowledge of Aon, there is no pending, threatened or contemplated condemnation proceeding affecting a material portion of the Real Property or any sale or other disposition of a material portion of the Real Property in lieu of condemnation.

Section 5.10         Personal Property. Schedule 5.10 contains, as of the date of this Agreement, a list of each lease or other agreement or right under which any of the Companies is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except those which are terminable by such Company without penalty on 90 days’ or less notice or which provide for annual rental payments of less than $250,000.

Section 5.11         Intellectual Property.

(a)           Schedule 5.11(a) contains a list of all Copyrights, Patent Rights and Trademarks within the Company Intellectual Property, which list separately identifies which Copyrights, Patent Rights and Trademarks are owned and which are licensed by the Companies which are, in each case, material to the conduct of their business, as currently conducted.

(b)           Schedule 5.11(b) contains a list of all Software within the Company Intellectual Property which is material to the conduct of their business, as currently conducted, which list separately identifies which Software is owned and which is licensed by the Companies.

(c)           Except as disclosed in Schedule 5.11(c), the Companies either:  (i) own the entire right, title and interest in and to all material Company Intellectual Property, free and clear of all Encumbrances; or (ii) have a valid contractual right or license to use the same in the conduct of their business as currently conducted. For purposes of this Section 5.11(c) (but not Schedule 5.11(c)), the definition of “Software” in Section 1.1 shall be applied as if it did not contain the proviso in clause (i) of such definition.

(d)           Except as disclosed in Schedule 5.11(d):  (i) all registrations for material Copyrights, Patent Rights and Trademarks identified in Schedule 5.11(a) and owned by the Companies are valid and in force, and all applications to register any material unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, to the Knowledge of Aon, all without challenge of any kind; (ii) the material Copyrights, Patent Rights and Trademarks (other than with respect to pending applications) owned by the Companies are valid and in force; and (iii) the Companies have the right to bring actions for infringement or unauthorized use of the material Copyrights, Patent Rights, Trademarks and Software owned by the Companies.

(e)           Except as disclosed in Schedule 5.11(e), to the Knowledge of Aon, (i) no infringement by any Company of any intellectual property rights of any other Person has occurred or resulted in any way from its conduct of their business since January 1, 2004, (ii) no written notice of a claim of any infringement of any intellectual property rights of any other Person has been received by any Company in respect of the conduct of their business since January 1, 2004, (iii) no owned Company Intellectual Property infringes or otherwise conflicts with any intellectual property right of any Person and (iv) there is currently no infringement by any Person of any owned Company Intellectual Property.

(f)            Except as disclosed in Schedule 5.11(f), as of the date hereof no proceedings are pending or, to the Knowledge of Aon, threatened against the Companies which challenge the validity or ownership of any Company Intellectual Property that is owned by the Companies.

(g)           The Companies have taken reasonable steps to protect, maintain and safeguard the material Company Intellectual Property.

Section 5.12         Title to Property. Except for assets disposed of in the ordinary course of business, the Companies have good and marketable title to each item of equipment and other tangible personal property they purport to own, including all of the tangible personal property reflected on the Balance Sheet as owned by the Companies, free and clear of all Encumbrances, except for Permitted Encumbrances.

Section 5.13         No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.13:

(a)           to the Knowledge of Aon, the Companies have complied in all material respects with all applicable Requirements of Law and Court Orders;

(b)           as of the date hereof, there is no lawsuit, suit, proceeding or investigation pending or, to the Knowledge of Aon, threatened against the Companies for which (i) the liability alleged by the plaintiff exceeds $50,000 or (ii) class action status is sought by the plaintiff against the Companies;

(c)           as of the date hereof, there is no action, suit or proceeding pending or, to the Knowledge of Aon, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements;

(d)           to the Knowledge of Aon, no Administrative Authority has in the past five (5) years issued a subpoena or order to show cause or taken a similar regulatory action or initiated an examination other than a periodic market conduct or financial examination regarding the Warranty Business; and

(e)           there is (i) no consent decree, settlement agreement or stipulation with an Administrative Authority in effect relating to the Warranty Business and (ii) no material Court Order to which the Companies are subject.

Section 5.14         Contracts. Except as set forth in Schedule 5.14, as of the date of this Agreement, none of the Companies is a party to or bound by:

(a)           any contract for the purchase by such Company of supplies or equipment which such Company reasonably anticipates will involve the annual payment of more than $250,000 after the date hereof;

(b)           any contract for the sale by such Company of any services or products of the Companies’ business which involved gross written premium and fees in fiscal 2005 of more than $2,000,000 or which such Company reasonably expects to involve gross written premium and fees in fiscal 2006 in excess of $2,000,000;

(c)           any loan agreements, promissory notes, indentures, bonds, security agreements, guarantees or obligations for borrowed money or other instruments involving Indebtedness of, or held by, any Company (excluding Investment Assets);

(d)           any partnership, joint venture or other similar agreement or arrangement with any entity other than one of the Companies, excluding agreements and arrangements with clients in the ordinary course of business as described in Schedule 5.14;

(e)           any agreement containing any covenant or provision prohibiting such Company from engaging in any line or type of business (except for such agreements which shall not apply to such Company upon Closing);

(f)            any agreement providing for indemnification of any officer, director, employee or agent of any Company (excluding Organizational Documents);

(g)           any agreement or commitment in which a Company has granted exclusive rights relating to any product or service offered by any Company, including in any territory;

(h)           any agreements for the acquisition or sale, directly or indirectly (by merger or otherwise) of assets (whether tangible or intangible) other than in the ordinary course of business, or the securities of another Person other than Investment Assets;

(i)            any consulting agreement material to the business of the Companies as currently conducted; and

(j)            any agreement for capital expenditures in excess of $250,000.

Section 5.15         Status of Contracts. Except as set forth in Schedule 5.15 or in any other Schedule hereto, each of the leases, contracts, licenses and other agreements listed in Schedules 5.9, 5.10, 5.11(b), 5.13(e)(i), 5.14, 5.18, 5.25 and 5.27 (collectively, the “Business Agreements”) is in full force and effect, except where the Business Agreement will expire in accordance with its terms following the date hereof. The Companies are not, and, to the Knowledge of Aon, are not alleged to be in, and to the Knowledge of Aon, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be likely to result in a, material breach or default under any of the Business Agreements. Aon has made available to Buyer a true and correct copy of each written Business Agreement and descriptions of any oral Business Agreements.

Section 5.16         ERISA.

(a)           Welfare Plans and Pension Plans. Each Welfare Plan and Pension Plan in which employees of the Companies employed at locations in the United States participate is listed in Schedule 5.16(a) (“Company Plan”), and Aon has made available to Buyer a true and correct copy of each such plan and, if applicable, a summary plan description used in connection with such plan. To the Knowledge of Aon, with respect to each Welfare Plan and Pension Plan in which employees of the Companies participate, (i) such plan has been maintained and operated in compliance in all material respects with the applicable requirements of the Code, ERISA, the regulations issued thereunder and any other Requirements of Law and (ii) as of the date hereof, no litigation or asserted claims against the Companies exist with respect to any such plan (other than claims for benefits in the normal course of business). The Companies do not have, and have never had, any obligation to contribute to any Multiemployer Plan or union-sponsored welfare fund. None of the Companies and any of their ERISA Affiliates has incurred or would reasonably be expected to incur any liability under or pursuant to Title IV of ERISA with respect to its employees employed at locations in the United States that would reasonably be expected to have a Material Adverse Effect.

(b)           Other Material Employee Benefits. Any material employee benefits for employees employed at locations in the United States (other than those provided through the Welfare Plans and Pension Plans listed in Schedule 5.16(a)) which are in effect on the Closing Date and as to which any of the Companies has or may have in the future any liability (other than regular wages or salary), such as any bonus, incentive or annual profit sharing programs, any fringe benefits described in Section 132 of the Code, any educational assistance plans under Section 127 of the Code and any dependent care assistance plans under Section 129 of the Code, are listed in Schedule 5.16(b), and any written description of any such employee benefit has been made available to Buyer by Aon. Schedule 5.16(b) identifies each such material employee benefit that is sponsored or maintained by the Companies.

(c)           Material International Employee Benefit Plans. Each Welfare Plan providing post-retirement medical benefits in which employees of the Companies employed at locations outside of the United States participate, each funded Pension Plan in which employees of the Companies employed at locations outside of the United States participate and each other material Pension Plan (excluding Pension Plans mandated by Requirements of Law) in which employees of the Companies employed at locations outside of the United States participate is listed in Schedule 5.16(c) (“Material International Plan”), and Aon has made available to Buyer a true and correct copy of each such plan.

Section 5.17         Environmental Matters. Except as set forth in Schedule 5.17,

(a)           none of the Companies nor any Owned Real Property is subject to any order from or consent or settlement agreement with any Person (including any Administrative Authority) nor, to the Knowledge of Aon, is any investigation pending or threatened, respecting (i) any Remedial Action at any Owned Real Property or (ii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment;

(b)           to the Knowledge of Aon, no property leased by any of the Companies is currently the subject of any investigation by, order from or consent or settlement agreement with any Person (including any Administrative Authority) respecting any (i) Remedial Action or (ii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment;

(c)           none of the Companies is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a material violation of or material liability under any Environmental Law; and

(d)           since January 1, 2004, the Companies have not received any written notice or claim to the effect that it is or may be liable to any Person, including any Administrative Authority, as a result of the Release of a Contaminant;

(e)           the business of the Companies are, and have been, conducted in material compliance with all applicable Environmental Laws; and

(f)            to the Knowledge of Aon, no Company has (i) created or assumed any material liabilities, guaranties, obligations or indemnifications under any Environmental Law, consent decree or contract with any third party, including any Administrative Authority, related to any property currently or formerly owned, operated or leased by the Companies; or (ii) any material liability under Environmental Law for its non-compliance with any Environmental Law at the Real Property or with respect to any investigation, monitoring, cleanup or remediation related to any Contaminant.

Section 5.18         Employee Relations and Agreements.

(a)           Schedule 5.18 contains a true and complete listing of each of the employees of the Companies whose compensation exceeded $250,000 during the twelve months ended December 31, 2005 or whose annual base compensation exceeds $150,000 as of the date hereof, along with their titles and current annual base compensation. Except as set forth in Schedule 5.18, no employee of any of the Companies whose compensation exceeded $250,000 during the twelve months ended December 31, 2005 or whose annual base compensation is in excess of $150,000 has given notice to any Company to cancel or otherwise terminate such person’s relationship with the Companies as of the date hereof.

(b)           Except as set forth in Schedule 5.18, the Companies are not a party to any labor contract or collective bargaining agreement nor is any such contract or agreement presently being negotiated, nor is there, nor has there been in the last three (3) years, a proceeding before any Administrative Authority concerning a union representation question respecting any of the employees of the Companies.

(c)           Except as set forth in Schedule 5.18, no union or similar organization represents employees of the Companies and, to the Knowledge of Aon, no such organization is attempting to organize such employees.

(d)           The Companies are in compliance in all material respects with all applicable Requirements of Law relating to the employment of labor, including all such applicable laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes and similar Taxes, and, to the Knowledge of Aon, there is no pending or threatened inquiry or audit from any Administrative Authority concerning any Company’s compliance with any applicable Requirements of Law relating to the employment of labor. None of the Companies has any obligation to pay overtime in respect of any employee determined by such Person to be exempt from the overtime requirements of the Fair Labor Standards Act or any similar state law.

(e)           Except as set forth in Schedule 5.18, no director, officer or employee of any of the Companies is a party to (i) any employment or other agreement with any of the Companies that entitles him or her to compensation or other consideration upon the acquisition by any Person of control of any of the Companies or (ii) any other employment agreement that provides for annual base compensation in excess of $150,000. As of the Closing, none of the Companies will have any continuing liability or obligations under any of the Success Bonus Agreements.

Section 5.19         No Undisclosed Liabilities. Except as set forth in Schedule 5.19, or as reflected or reserved against in the Financial Statements or Statutory Statements (including in each case the notes thereto), as of the Financial Statements Date, the Warranty Business was not subject to any liability, whether absolute, contingent, accrued, known, unknown, or otherwise, that would be required to be included on a balance sheet prepared in accordance with GAAP or SAP or disclosed in the notes thereto. Since the Financial Statements Date through the date hereof, except as set forth in Schedule 5.19, the Warranty Business has not incurred any material liability other than in the ordinary course of business (including policyholder benefits or other insurance policy liabilities), whether absolute, contingent, accrued or otherwise, except for liabilities that would not be required to be included on a balance sheet prepared in accordance with GAAP or SAP or disclosed in the notes thereto.

Section 5.20         Sufficiency of Assets. Except as set forth in Schedule 5.20, the assets and properties (including Company Intellectual Property) of the Companies (together with the Transferred Business) constitute all of the assets and properties reasonably necessary to operate the Warranty Business as currently conducted other than (i) assets and properties (including Company Intellectual Property) that, individually and in the aggregate, are not material to such business and (ii) assets and properties (including software) being provided pursuant to the Transition Services Agreement. The equipment of the Companies are, in the aggregate, in good operating condition and repair, and are adequate for the uses to which they are being put. Except for the preceding sentence, nothing in this Section 5.20 constitutes a representation or warranty with respect to title or the condition of any assets or properties (whether real or personal, tangible or intangible, owned, leased or held under license), any and all representations or warranties with respect to which are set forth in other sections of this Article V.

Section 5.21         Insurance. Aon currently maintains policies covering the Companies in respect of fire and extended coverage and casualty, liability and other forms of insurance (excluding reinsurance) in such amounts and against such risks and losses, and including such levels of self-insured retention, as are in its judgment prudent and shall use reasonable efforts to keep such insurance or comparable insurance in full force and effect through the Closing Date (the “Insurance Policies”). Schedule 5.21 contains a complete and accurate list of all of the Insurance Policies. The Insurance Policies are in full force and effect.

Section 5.22         Reserves. Except as indicated in Schedule 5.22, the reserves of each of the Underwriting Companies as reported in such companies’ December 31, 2005

Statutory Statements were determined in accordance with generally recognized actuarial methods and standards, consistently applied, and were fairly stated in accordance with sound actuarial principles using prescribed accident period loss development triangles and such reserve liabilities met the applicable requirements of the insurance laws and regulations of each company’s respective jurisdiction of domicile.

Section 5.23         Regulatory Filings. Except as set forth in Schedule 5.23, Aon has heretofore made available for inspection by Buyer (i) each annual statement filed with or submitted to any state insurance regulatory authorities by any of the Underwriting Companies required to make such filings since December 31, 2002 and (ii) any reports of examination of any of the Underwriting Companies required to make such a report, issued by any state insurance regulatory authority, in any case, since December 31, 2002.

Section 5.24         Ratings. As of the date hereof, (i) the financial strength or claims-paying ability of VSC and RLIC are currently rated A- and B++, respectively, by A.M. Best, and VSC is rated BBBpi by Standard & Poor’s Corporation; and (ii) except as disclosed on Schedule 5.24, no rating organization named above has communicated to Aon or any Company that it has under surveillance or review its rating of the financial strength or claims-paying ability of VSC or RLIC.

Section 5.25         Reinsurance. Schedule 5.25 identifies all reinsurance agreements to which each of the Underwriting Companies is a party with respect to the Warranty Business.

Section 5.26         No Brokers. Except for the services of Morgan Stanley & Co. Incorporated, none of the Companies nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement. Aon is solely responsible for any payment, fee or commission that may be due to Morgan Stanley & Co. Incorporated in connection with the transactions contemplated hereby.

Section 5.27         Transaction with Affiliates. Except as set forth in Schedule 5.27 and for any Buyer Ancillary Agreement or Seller Ancillary Agreement, and except for compensation and the reimbursement of expenses incurred in the ordinary course of business to the employees of the Companies, (a) there are no contracts or leases between any Company, on the one hand, and any Seller Group Member (other than the Companies), or any executive officer or director of the Companies or, to the Knowledge of Aon, any member of their respective immediate families, on the other hand, and (b) to the Knowledge of Aon, no executive officer or director of the Companies or any member of their respective immediate families has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Warranty Business as currently conducted.

Section 5.28         Certain Business Practices.

(a)           Within the last five (5) years, none of the Companies or their respective directors, officers, agents or employees acting for or on the Companies’ behalf in respect of the Warranty Business, in violation of any Requirement of Law, has (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (w) to obtain favorable treatment in securing business, (x) to pay for favorable treatment for business secured, (y) to obtain special concessions or for special concessions already obtained, for or in respect of any Company or any Affiliate of a Company, (ii) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom any Company will do business directly or indirectly or (iii) established or maintained any fund or asset that has not been recorded in the books and records of the Companies.

(b)           No Company has violated in any material respect, and the Companies are in compliance in all material respects with, United States and international economic and trade sanctions, including those administered by the Office of Foreign Assets Control within the United States Department of the Treasury.

Section 5.29         Warranty Business. The Companies (other than VSC, LGI, LGH and CLAC) have not engaged in activities that do not relate to or arise out of the Warranty Business.

Section 5.30         Actuarial Reports. Aon has made available to Buyer a true and complete copy of any actuarial reports prepared by independent actuaries relating to the Warranty Business since December 31, 2002, and all material attachments, addenda, supplements and modifications thereto.

Section 5.31         Clients. Schedule 5.31 lists the top ten clients of the Warranty Business (based upon gross written premium and fees in fiscal 2005). To the Knowledge of Aon, neither Aon nor any of the Companies has received notice from any Person listed in Schedule 5.31 that it intends to terminate or materially reduce its writings with or through the Warranty Business.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Aon to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Aon as follows:

Section 6.1            Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

Section 6.2            Authority of Buyer; Conflicts.

(a)           Buyer has the corporate power and authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Aon) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the enforcement of creditors’ rights generally and to general equity principles.

(b)           Except as set forth in Schedule 6.2, neither the execution and delivery of this Agreement by Buyer or any of the Buyer Ancillary Agreements or the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)            assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 6.2(b)(ii), result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the Organizational Documents of Buyer, (2) any note, instrument, mortgage, lease, franchise, financial obligation or material agreement to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which it is bound or (4) any Requirements of Law affecting Buyer, other than, in the case of clauses (2), (3) and (4) above, any such violations, breaches, defaults, rights or loss of rights that would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, or

(ii)           require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Administrative Authority, except for (1) in connection, or in compliance, with the provisions of the HSR Act, European Community Council Regulation (EC) No. 139/2004, or similar competition Requirements of Law in foreign jurisdictions, (2) acquisition of control statement filings and preacquisition statements required under applicable state insurance holding company system laws and regulations and any other insurance regulatory approvals, consents, filings or notices required by any applicable insurance Requirements of Law, (3) such filings as may be required in connection with the Taxes described in Section 8.1, and (4) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 6.3            No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 6.3:

(i)            as of the date hereof, there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Buyer, threatened against Buyer or its subsidiaries which are reasonably expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; and

(ii)           as of the date hereof, there is no material action, suit or proceeding pending or, to the Knowledge of Buyer, threatened against Buyer that questions the legality of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

Section 6.4            Investment Intent.

(a)           Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof.

(b)           Buyer acknowledges that it has been furnished with such documents, materials and information as Buyer deems necessary or appropriate for evaluating the purchase of the Shares. Buyer confirms that it has made such further investigation of the Companies as was deemed appropriate to evaluate the merits and risks of this purchase. Buyer further acknowledges that it has had the opportunity to ask questions of, and receive answers from, the directors and officers of the Companies, Sellers and Persons acting on the Companies’ and Sellers’ behalf, concerning the terms and conditions of the purchase of the Shares. Notwithstanding anything to the contrary contained herein, Buyer’s rights with respect to indemnification, payment of Losses and Expenses or other remedy based on representations, warranties, covenants and obligations in this Agreement, or any certificate delivered pursuant to this Agreement, will not, subject to Section 11.6(c), be affected by Buyer’s investigation of the Companies or by its receipt of information as described in this Section 6.4(b).

Section 6.5            Financial Ability. Buyer has available to it the financial ability to consummate the transactions contemplated by this Agreement.

Section 6.6            No Brokers. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 7.1            Access to Information. Aon shall cause the Companies to afford to the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) and Buyer’s financing sources (and their authorized representatives) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees, representatives (including accountants, attorneys and other professionals), and business and financial records (including computer files, retrieval programs and similar documentation and accountants’ work papers) of the Companies and shall furnish to Buyer or its authorized representatives such additional information (including copies of such information) concerning the Companies as shall be reasonably requested; provided, however, that (i) the Companies shall not be required to violate any Requirements of Law or Court Order, or legal or contractual obligation of confidentiality to any third party to which the Companies are subject or to waive any attorney-client privilege which they may possess in discharging their obligations pursuant to this Section 7.1; and (ii) Buyer shall not, without the prior written consent of Aon, which shall not be unreasonably withheld or delayed, contact or communicate with any vendor, customer, or other business partner of the Companies with respect to or in connection with the transactions contemplated hereby. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Companies. In the event that Aon shall have determined that it may not disclose any information requested by Buyer under this Section 7.1 as a result of a legal or contractual obligation of confidentiality to a third party to which any of the Companies are subject, if Buyer so requests it shall, and shall cause each of the applicable Companies to, use its commercially reasonable efforts to obtain the consent or waiver of such third party to the disclosure requested by Buyer hereunder as promptly as practicable following Buyer’s request. Notwithstanding the foregoing, the obligations of Aon pursuant to this Section 7.1 shall be subject to the right of Aon to determine, in its discretion, the appropriate timing of the disclosure of information they reasonably deem to be highly sensitive or privileged information. The parties shall act at all times in accordance with the terms and provisions of the Confidentiality Agreement.

Section 7.2            Notification. Each of Buyer and Aon shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each party hereto shall promptly notify the other of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against Sellers, the Companies or Buyer, as the case may be, that would have been listed in Schedule 5.13 or Schedule 6.3, as the case may be, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof. Each party shall promptly notify the other party as promptly as practicable of (a) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, (b) any notice or other communication from any Administrative Authority in connection with the transactions contemplated by this Agreement, (c) any notice or other communication from any Person whose consent, approval or waiver is being sought under Section 7.3(a), and (d) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article IX and X impossible or unlikely.

Section 7.3            Consents of Third Parties; Governmental Approvals.

(a)           Aon and Buyer will act diligently and reasonably in attempting to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the other party, required to be obtained from any Person (other than a Administrative Authority) to consummate the transactions contemplated by this Agreement; provided, however, that such action shall not include any requirement of the Companies, Aon or any of their respective Affiliates to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party unless, in the case of any proposed requirement of the Companies to expend money, Buyer shall have requested that such an expenditure be made, in which case Aon shall cause the Companies to make such payment, and if such payment is made prior to Closing and (i) the Closing occurs, the amount of such payment shall be considered cash of the Companies for purposes of determining Closing Date Net Worth and (ii) if this Agreement is terminated prior to Closing, Buyer shall reimburse the Companies for the full amount of the expenditure promptly following the termination of this Agreement.

(b)           From and after the date hereof through the Closing Date, Buyer shall act diligently and reasonably, and Aon shall act reasonably and diligently to cooperate with Buyer, in attempting to secure any insurance regulatory consents and approvals of any Administrative Authority required to be obtained in order to permit the consummation of the transactions contemplated by this Agreement (including approvals and consents from state departments of insurance and the UK Financial Services Authority (or similar foreign departments)) having or asserting jurisdiction over any of the Underwriting Companies and Automotive Insurance Agency, Inc., the transfers of the FFG Warranty Business and the CICA Warranty Business and the other Facilitating Transactions, and the transfer of ownership of any other entity being conveyed pursuant to this Agreement (it being understood that (i) with respect to the sale of the Shares to Buyer at the Closing, Buyer will have primary responsibility for preparing all such necessary filings and that Aon will cooperate fully in providing any necessary information and signatures for such filings and (ii) with respect to the Facilitating Transactions, Aon will have the primary responsibility for preparing all such necessary filings and Buyer will cooperate fully in providing any necessary information and signatures for such filings), or to otherwise satisfy the conditions set forth in Section 9.3 and Section 10.3 with respect to insurance regulatory requirements. Prior to filing any materials or documents with any Administrative Authority, each of Buyer and Aon shall afford the other a reasonable opportunity (no less than two (2) Business Days) to review and comment on such materials or documents.

(c)           Aon and Buyer shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary to cause the conditions contained in Articles IX and X to be satisfied in a timely manner and to consummate the transactions contemplated hereby. Except to the extent otherwise provided in Section 7.3(b) with respect to insurance regulatory requirements, Aon and Buyer shall (i) make all filings and give all notices required to be made and given by such party or its subsidiaries with any Administrative Authority in connection with the transactions contemplated hereby and submit promptly any additional information requested in connection with such filings and notices and (ii) use their commercially reasonable efforts to obtain each consent required to be obtained pursuant to any applicable Requirements of Law, including antitrust laws, by such party in connection with the transactions contemplated by this Agreement.

(d)           Without limiting the foregoing provisions of this Section 7.3, Buyer and Aon shall use their commercially reasonable efforts to file not more than 10 days after the date hereof with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby. Each party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act. Each of Buyer and Aon agrees to file any additional information requested by such agencies under the HSR Act, to make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file such additional information and to use their commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(e)           In furtherance and not in limitation of the foregoing, the parties shall use their commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Administrative Authority with respect to the transactions contemplated by this Agreement under any Requirements of Law. Except as may be prohibited by any Administrative Authority or by applicable Requirements of Law, Aon and Buyer will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any proceeding under or relating to the HSR Act or any other antitrust Requirement of Law. Except as may be prohibited by any Administrative Authority or by applicable Requirement of Law, in connection with any proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade Requirement of Law or any other similar legal proceeding, each of Aon and Buyer will permit authorized representatives of the other to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Administrative Authority in connection with any such legal proceeding.

(f)            Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not have any obligation under this Agreement:  (i) to dispose, transfer or hold separate, or cause any of its subsidiaries or Affiliates to dispose, transfer or hold separate any material assets or operations, or to commit or to cause any of the Companies (in respect of the Warranty Business) to dispose of any material assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause any of the Companies (in respect of the Warranty Business) to discontinue offering any product or service; or (iii) to make or cause any of its subsidiaries to make any commitment (to any Administrative Authority or otherwise) regarding its future operations or the future operations of any of the Companies, except, in the case of clause (ii) or (iii), for any commitment that would not, individually or in the aggregate, materially adversely affect the ability of Buyer to conduct the Warranty Business.

Section 7.4            Operations Prior to the Closing Date.

(a)           Aon shall (and shall cause the other Sellers to) use all reasonable efforts to cause the Companies (in respect of the Warranty Business) to operate and carry on their business in the ordinary course and substantially as operated immediately prior to the date of this Agreement, except as specifically contemplated by this Agreement. Consistent with the foregoing, Aon shall (and shall cause the other Sellers to) cause the Companies (in respect of the Warranty Business) to use their reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Companies.

(b)           Without limiting Section 7.4(a), except as set forth in Schedule 7.4, except as specifically contemplated by this Agreement or except with the express written approval of Buyer (which Buyer agrees shall not, other than with respect to clauses (v)(A) and (xviii) below, be unreasonably withheld or delayed), Aon shall (and shall cause the other Sellers to) cause the Companies (in respect of the Warranty Business) not to:

(i)            make any material change in their business or their operations, except such changes as may be required to comply with any applicable Requirements of Law;

(ii)           make any capital expenditure or enter into any contract or commitment therefor which is in excess of $250,000 unless such expenditure is provided for in the capital expenditure budget for 2006 made available to Buyer prior to the date hereof, and Aon shall have notified Buyer in writing of the making of any such capital expenditure (or contract or commitment) in excess of $250,000 substantially concurrently therewith;

(iii)          purchase or sell any real property;

(iv)          sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of their assets, other than inventory and personal property sold or otherwise disposed of in the ordinary course of business consistent with past practices and other than Permitted Encumbrances;

(v)           acquire (A) by merger or consolidation with, or by the purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof (other than Investment Assets in the ordinary course) or (B) any assets that are material, in the aggregate, to the Companies, taken as a whole, except in the case of (B) for purchases of assets in the ordinary course of business consistent with past practice (in transactions not otherwise subject to subparagraph (A) of this Section 7.4(a)(v));

(vi)          cancel any Indebtedness owed to or claims held by them (including the settlement of any claims or litigation) other than in the ordinary course of business or in accordance with Section 7.5;

(vii)         create, incur or assume, or agree to create, incur or assume, any Indebtedness other than any Indebtedness that is subject to Section 7.5 or which constitutes the deferred purchase price of capital expenditures permitted by Section 7.4(b)(ii) above;

(viii)        declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the their outstanding equity interests (except dividends and distributions by one Company solely to one or more Companies and dividends or distributions of cash and/or cash equivalents and/or Investment Assets made prior to Closing);

(ix)           split, combine or reclassify any of their equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for their equity interests;

(x)            issue, deliver, sell, grant, pledge or otherwise dispose of or encumber, or redeem, purchase or otherwise acquire or grant negotiation rights with respect to, any of their equity interests, or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such equity interests;

(xi)           hire any new employee with expected total compensation during any fiscal year in excess of $250,000 or with an annual base salary in excess of $150,000, promote any employee to be an officer or member of senior management, or engage any consultant or independent contractor for a period exceeding 30 days unless such engagement may be cancelled without penalty upon not more than 30 days’ notice or the expected total annual compensation will not exceed $250,000;

(xii)          increase in any manner the compensation of, or pay any bonus to, any employee, officer or director, except for increases in the ordinary course of business consistent with past compensation practices (which increases may not, in the case of any employee whose compensation exceeded $250,000 during the twelve months ended December 31, 2005 or whose annual base salary exceeds $150,000 as of the date hereof, in any calendar year exceed the increase in the CPI on a specified date in such calendar year over the CPI on the same date in the prior calendar year) and increases required under any existing Business Agreement;

(xiii)         adopt or enter into any collective bargaining agreement or other labor union contract applicable to their employees;

(xiv)        adopt, modify or increase the benefits to any employees of the Companies under, or accelerate or settle the payment of benefits to any employees of the Companies under, any Company Plan, except, (A) in each case, as required under Requirements of Law or by existing contractual arrangements, (B) as a result of a modification or increase in benefits under an existing Company Plan that is generally applicable to Aon employees or (C) as a result of the adoption of a Company Plan that is generally applicable to Aon employees from which the employees of the Companies may not excluded under applicable Requirements of Law;

(xv)         make any material change outside of the ordinary course of business to (A) any pricing, investment, accounting, financial reporting, credit, reserving, hedging, underwriting, claims administration or allowance practice or policy, (B) any method of calculating any reserve for accounting, financial reporting or Tax purposes, (C) the fiscal year or (D) any existing credit, billing, collection and payment policies, except in each case as required by changes in GAAP, SAP or applicable Requirements of Law;

(xvi)        make or rescind any Tax election, settle or compromise any material Tax liability, amend any Tax return, file any Tax-related ruling request, change its Tax accounting, or file any Tax Return not consistent with historical practice;

(xvii)       make any change in their Organizational Documents;

(xviii)      create any new subsidiary or enter into any joint venture or partnership or other similar agreement or arrangement (excluding agreements or arrangements with clients in the ordinary course of business as described in Schedule 5.14);

(xix)         modify, amend, cancel, terminate or waive any material rights under any Business Agreement, except in the ordinary course of business;

(xx)          settle or compromise any claim against the Companies (whether or not commenced prior to the date of this Agreement) by any Administrative Authority or other Person that could reasonably be expected to materially impair the Warranty Business after the Closing; or

(xxi)         authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

Section 7.5            Termination of Certain Intercompany Indebtedness. At or prior to the Closing, Aon shall (and shall cause the other Sellers to) contribute to the capital of the Parent Entities all intercompany indebtedness and non-trade accounts (other than ordinary course trade payables and receivables and federal income Tax payables) owed by the Companies to Sellers or any of their Affiliates as of the Closing Date, and Aon shall (and shall cause the other Sellers to) cause the Parent Entities to assume all intercompany indebtedness and non-trade accounts (other than ordinary course trade payables and receivables) owed by Sellers or any of their Affiliates to the Companies; provided, however, that any intercompany indebtedness and non-trade accounts involving the Underwriting Companies shall be settled in cash to the extent required by applicable Requirements of Law.

Section 7.6            Facilitating Transactions. Aon shall cause each of the Facilitating Transactions required to occur prior to the Closing to occur pursuant to the Facilitating Transaction Agreements at the time specified in Schedule 1.1(E), and Buyer shall act reasonably and diligently to cooperate with Aon to cause such transactions to occur. From and after the Closing, Aon and Buyer shall cause each of the Facilitating Transactions required to occur subsequent to the Closing to occur pursuant to the Facilitating Transaction Agreements at the time specified in Schedule 1.1(E). From time to time, Buyer shall, upon Aon’s request and at the cost of Aon, (i) deliver the books and records relating primarily to the Excluded Assets, the Excluded Liabilities and the Excluded Subsidiaries in the possession of Buyer or its subsidiaries and (ii) do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all deeds, assignments, transfers and conveyances as may be reasonably required for the better assigning, transferring, granting, conveying and confirming to the Sellers or their Affiliates, or for aiding and assisting in collecting and reducing to possession of the Sellers or their Affiliates, any of the Excluded Assets, the Excluded Liabilities and the Excluded Subsidiaries. From and after the Closing, pursuant to Article XI (and subject to the limitations thereof), Aon agrees to indemnify and hold harmless each Buyer Group Member from and against, and reimburse each Buyer Group Member for, Losses and Expenses incurred by such Buyer Group Member to the extent caused by the transfer of rights, properties, assets and employees out of the Companies pursuant to the Facilitating Transaction Agreements (other than Losses and Expenses in respect of Taxes, which are the subject of Section 8.1); provided, however, that in no event shall a Buyer Group Member be entitled to recover for any Losses or Expenses relating to (x) any liabilities or obligations that Buyer or its Affiliates (including the Companies after the Closing) are expressly required to pay or perform pursuant to the terms of any Facilitating Transaction Agreement or (y) the impact of any accounting principles, rules or regulations arising out of the Facilitating Transactions.

Section 7.7            Transferred Business. Following the transfer of the Transferred Business as part of the Facilitating Transactions, Buyer shall (following the Closing) cause VSC, RLIC and LGI, respectively, to assume, pay, perform, discharge and be responsible for all of the liabilities and obligations related to the Transferred Business, except to the extent otherwise expressly excused from payment or performance with respect to any portion of the Transferred Business in the applicable Facilitating Transaction Agreements. These liabilities and obligations of VSC, RLIC and LGI shall include all liabilities and obligations arising from or relating to any breach by any reinsurer with respect to policies or other risks constituting Warranty Business or any failure by such a reinsurer to perform any of its covenants or obligations in any agreement or undertaking with respect to such policies or risks. From time to time, Aon shall upon Buyer’s request and at the cost of Buyer (i) deliver the books and records relating primarily to the Transferred Business in Sellers’ or their Affiliates’ possession to Buyer and (ii) do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all deeds, assignments, transfers and conveyances as may be reasonably required for the better assigning, transferring, granting, conveying and confirming to Buyer or its Affiliates the Transferred Business.

Section 7.8            Exclusivity. Aon agrees that, during the period commencing on the date hereof through the earlier to occur of the Closing or the termination of this Agreement, that it will not, and it will use commercially reasonable efforts to cause each of its respective Affiliates and its and their directors, officers and representatives not to, directly or indirectly, (a) knowingly initiate, solicit, encourage, discuss, negotiate or respond affirmatively to any inquiries, proposals or offers (whether initiated by them or otherwise) with respect to (i) any transaction, however structured, resulting in or relating to the acquisition of any equity interests of the Companies or any interest therein by a third party; or (ii) the acquisition of all or a material portion of the assets and properties of the Companies or of the Warranty Business (each, a “Potential Transaction”) from any Person or provide information to any Person in connection with a Potential Transaction or (b) enter into any contract, agreement or arrangement with any Person other than Buyer or its designee or assignee concerning or relating to a Potential Transaction. Aon shall terminate any existing discussions with respect to a Potential Transaction and shall not amend or terminate, or waive any of its rights under, any existing confidentiality agreement. Notwithstanding the foregoing, nothing contained in this Section 7.8 shall in any manner apply to or be construed to limit Aon regarding any actions involving Excluded Assets, Excluded Subsidiaries or Excluded Liabilities.

Section 7.9            Success Bonus Payments. Aon shall be responsible for, and shall pay, all Success Bonus Payments.

Section 7.10         Financial and Statutory Statements.

(a)           From and after the date hereof until the earlier to occur of the Closing or the termination of this Agreement, Aon shall deliver to Buyer copies of any annual or quarterly statements of each of the Underwriting Companies and FFG Insurance Company filed with the applicable insurance regulatory authority of its jurisdiction of domicile, promptly, but in no event later than three (3) business days after, such statements are filed with the applicable regulatory authority. All such statements, to the Knowledge of Aon, shall fairly present, in all material respects, in accordance with SAP applied on a consistent basis throughout the periods involved (except as required by SAP) the statutory financial position of the Underwriting Companies and FFG Insurance Company, as of the dates therein specified and the statutory results of operations and cash flow of such companies, for the periods therein specified and all assets that are reflected as admitted assets on such statements, to the extent applicable, qualify as admitted assets under the Requirements of Law of the applicable Company’s domiciliary jurisdiction.

(b)           From an after the date hereof until the earlier to occur of the Closing or the termination of this Agreement, Aon shall, (i) within 45 days after the expiration of each calendar quarter, deliver to Buyer unaudited statements of income of the Companies (after giving effect to the Facilitating Transactions) for the three month period then ended prepared on a basis consistent with the income statement for the three month period ended March 31, 2006 attached as Schedule 7.10(b)(i) hereto;  and (ii) within 60 days after the expiration of each calendar quarter, deliver to Buyer (A) an unaudited balance sheet of the Companies (after giving effect to the Facilitating Transactions) as of the last day of such calendar quarter prepared on a basis consistent with the balance sheet attached as Schedule 7.10(b)(ii)(A) hereto and (B) a reconciliation of the balance sheet delivered to Buyer under Section 7.10(b)(ii)(A) to the then current balances as of the last day of the applicable calendar quarter determined in manner consistent with the Audited Financial Statements.

Section 7.11         P&C Business. From and after September 30, 2006 until the earlier to occur of the Closing or the termination of this Agreement, Aon shall cause the Companies and FFG not to enter into or issue any treaties, policies, binders, slips or contracts of insurance with respect to any business other than the Warranty Business (including, for the avoidance of doubt, the P&C Business) (other than (i) workers compensation business in the ordinary course of business consistent with past practice and (ii) non-warranty business in Portugal) other than renewals that are required by applicable Requirements of Law or contractual commitments existing as of the date hereof.

Section 7.12         Actuarial Review. Prior to the Closing, (i) Aon shall engage Milliman U.S.A. or another nationally recognized actuary reasonably acceptable to Buyer (the “Actuary”), to separately calculate the loss and loss expense reserves and unearned premium reserves with respect to any outstanding  risk underwritten by VSC (and not otherwise reinsured) under any treaties, policies, binders, slips or contracts of insurance or reinsurance written by VSC with respect to any business other than the Warranty Business (including, for the avoidance of doubt, the P&C Business) as of June 30, 2006 (the “P&C Underwriting”) and (ii) such actuary shall separately determine the loss and loss expense reserves and unearned premium reserves for the P&C Underwriting as of such date. The applicable Facilitating Transaction Agreement with respect to the P&C Underwriting shall  separately reflect loss and loss expense reserves and the unearned premium reserves with respect to the P&C Underwriting as each being an amount equal to the midpoint of such reserves calculated by the Actuary, as updated by Aon to the Closing Date.

Section 7.13         Additional Capital. Prior to the Closing, Aon may contribute capital to one or more of the Companies and, to the extent permitted by Requirements of Law, may transfer capital among the Companies. For purposes of satisfying a condition set forth in Section 9.8(a), (b) or (c), at its option, Aon may contribute capital from outside of the Companies to VSC, RLIC and/or LGI. Any such capital contribution by Aon described in the preceding sentence shall not be included in the calculation of Closing Date Net Worth. For the avoidance of doubt, if the capital contribution is due to an increased or new liability (other than an Excluded Liability), both the increased or new liability and any capital contribution up to such liability shall be included in the calculation of Closing Date Net Worth, it being understood that any capital contribution due to an increased or new Excluded Liability shall be transferred to FFG pursuant to a Facilitating Transaction Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1            Tax Matters.

(a)           Liability for Taxes.

(i)            Aon shall be liable for and pay, and pursuant to Article XI (and subject to the limitations thereof) agrees to indemnify and hold harmless each Buyer Group Member against, any and all Taxes (A) imposed on any of the Companies pursuant to Treasury Regulation Section 1.1502-6 or similar provision of state or local law as a result of any Company having been a member of the Aon consolidated group, or (B) imposed on any Company, or for which any Company may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided, however, that Aon shall not be liable for or pay, and shall not indemnify or hold harmless any Buyer Group Member from and against (I) any Taxes shown as a liability or reserve on the Net Worth Adjustment Report and taken into account in the calculation of the Closing Date Net Worth (“Reserved Taxes”), (II) any Taxes that result from any actual or deemed election under Section 338 of the Code or any similar provisions of state, local or foreign law as a result of the purchase of the Shares or the deemed purchase of shares of any of the Subsidiaries or that result from Buyer, any Affiliate of Buyer, or any of the Companies engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of any of the Companies for federal, state or local Tax purposes, and (III) any Taxes imposed on any of the Companies or for which any of the Companies may otherwise be liable as a result of transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing (the Taxes described in this proviso being referred to as “Excluded Taxes”) and, provided, further that, without limiting the foregoing, Aon shall be liable for all Facilitating Transaction Taxes. Aon shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, except to the extent that such refund was shown as an asset on the Net Worth Adjustment Report and taken into account in the calculation of the Closing Date Net Worth.

(ii)           Buyer shall be liable for and pay, and pursuant to Article XI (and subject to the limitations thereof) shall indemnify and hold harmless each Seller Group Member from and against, (A) any and all Taxes imposed on the Companies or for which the Companies may otherwise be liable for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) Excluded Taxes (in the case of (A) or (B) other than Facilitating Transaction Taxes). Except as otherwise provided herein, Buyer shall be entitled to any refund of (or credit for) Taxes described in clauses (A) and (B). Buyer shall pay Seller (in the case of any Reserved Taxes that are paid by Seller on behalf of the consolidated group of corporations, combined group of corporations, affiliated group of corporations or unitary group of corporations (or other similar group) of which the Parent Entities and their relevant Subsidiaries are members (“Reserved Consolidated Taxes”)) or the relevant taxing authority (in the case of all other Reserved Taxes) all Reserved Taxes in accordance with past practice (but, in the case of Reserved Consolidated Taxes, in no event later than 5 Business Days following the Net Worth Adjustment Report Finalization Date). For the avoidance of doubt, Buyer shall pay Seller the full amount accrued for Reserved Consolidated Taxes (regardless of any actual Tax liability).

(iii)          For purposes of Sections 8.1(a)(i) and (a)(ii), whenever it is necessary to determine the liability for Taxes of the Companies for a Straddle Period, the determination of such Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Companies were closed at the close of the Closing Date; provided, however, that (I) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, (II) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis and (III) all Facilitating Transactions shall be allocated to the period before the Closing Date.

(iv)          If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income,

gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Aon would otherwise be liable pursuant to Section 8.1(a)(i), and such change results in or will result in a decrease in the Tax liability of the Companies, Buyer or any Affiliate or successor thereof for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date, Aon shall not be liable pursuant to such Section 8.1(a)(i) with respect to such increase to the extent of the present value (using a discount rate equal to the then “Federal Mid-Term Rate,” as that term is defined in Section 1274(d) of the Code) of such decrease (and, to the extent such increase in Tax liability is paid to a taxing authority by Aon or any Affiliate thereof, Buyer shall pay Aon an amount equal to the present value of such decrease).

(v)           Notwithstanding anything herein to the contrary, Buyer and Aon shall each be responsible for and indemnify the other for 50% of any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.

(b)           Tax Returns.

(i)            Aon shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns required to be filed with respect to the Companies for taxable years or periods ending on or prior to the Closing Date, and Aon shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns, and Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Companies, and Buyer shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed by Buyer pursuant to the preceding sentence that relate to taxable years or periods ending on or before the Closing Date or that relate to any Straddle Period (I) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including any such position, election or method which would have the effect of accelerating income to periods for which Aon is liable or deferring deductions to periods for which Buyer is liable) and (II) such Tax Returns shall be submitted to Aon not later than 30 days prior to the due date for filing such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Aon, which approval may not be unreasonably withheld, but may in all cases be withheld if such Tax Returns were not prepared in accordance with clause (I) of this sentence. Aon or Buyer shall pay the other party for the Taxes for which Aon or Buyer, respectively, is liable pursuant to Section 8.1(a) but which are payable with any Tax Return to be filed by the other party pursuant to this Section 8.1(b) upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Aon or Buyer, as the case may be, but in no event earlier than 10 Business Days prior to the due date for paying such Taxes, without regard to the aggregate indemnification limitations set forth in Section 11.1(a) and Section 11.2(a).

(ii)           None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Companies to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Companies with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Aon, which consent may be withheld in the sole discretion of Aon.

(iii)          Buyer shall promptly cause each Company to prepare and provide to Aon a package of Tax information materials, including schedules and work papers (the “Tax Package”), required by Aon to enable Aon to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 8.1(b)(i). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of the Companies. Buyer shall cause the Tax Package to be delivered to Aon within 75 days after the Closing Date.

(c)           Contest Provisions.

(i)            Buyer shall promptly notify Aon in writing upon receipt by Buyer, any of its Affiliates or the Companies of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments relating to taxable periods ending on or before the Closing Date or which might otherwise affect the Tax liabilities for which Aon may be liable pursuant to this Section 8.1.

(ii)           Aon shall have the sole right to represent the Companies’ interests in any Tax audit or administrative or court proceeding to the extent that such audit or proceeding relates to taxable periods ending on or before the Closing Date or otherwise relating to Taxes for which Aon may be liable pursuant to this Section 8.1, and to employ counsel of their choice at their expense, provided, however, that Aon shall not settle or otherwise agree to resolve any such audit or proceeding if such settlement or other resolution would have a material adverse impact on Buyer or any of the Companies without consent of Buyer, which consent shall not unreasonably be withheld or delayed. In the case of a Straddle Period, Aon shall be entitled to participate at their expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Buyer, and at Aon’s sole expense, may assume the entire control of such audit or proceeding. None of Buyer, any of its Affiliates or the Companies may settle any Tax claim for any Taxes for which Aon may be liable pursuant to Section 8.1(a), without the prior written consent of Aon, which consent may not be unreasonably withheld or delayed.

(d)           Assistance and Cooperation. After the Closing Date, Aon and Buyer shall (and shall cause their respective Affiliates to):

(i)            assist the other parties in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.1(b);

(ii)           cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Companies;

(iii)          make available to the others and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies;

(iv)          provide timely notice to the others in writing of any pending or threatened Tax audits or assessments of the Companies for taxable periods for which the other may have a liability under this Section 8.1;

(v)           furnish the others with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(vi)          timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.1(a)(v) (relating to sales, transfer and similar Taxes); and

(vii)         timely provide to the others powers of attorney or similar authorizations necessary to carry out the purposes of this Section 8.1.

Section 8.2            Employee Matters.

(a)           Continued Employment. As of the Closing Date, Buyer agrees to, or to cause an Affiliate of Buyer to, continue to employ as a successor employer all of the employees of the Companies (including all such employees who are on any authorized vacation, leave or other authorized absence), after giving effect to transferring the Transferred Business, the P&C Business and the LGI Excluded Business (collectively, the “Transferred Employees”). For a period of at least one year following the Closing Date, each Transferred Employee shall be entitled to receive while in the employment of Buyer or its Affiliates at least the same salary, wages and cash bonus opportunities as were provided to such employee by the Companies, immediately prior to the Closing Date. Notwithstanding any provision herein to the contrary, neither Buyer nor any of its Affiliates (including the Companies) shall be obligated to continue to employ any Transferred Employee for any specific period of time following the Closing Date, subject to applicable law.

(b)           Buyer Benefit Plans. For a period of one year commencing on the Closing Date, Buyer shall provide the Transferred Employees with employee benefits, which, when taken as a whole, will provide such employees with a level of benefits that is substantially comparable to those benefits provided under the Company Plans in effect immediately prior to the Closing Date (without giving effect to any increase made pursuant to Section 7.4(b)(xiv)(B)) or to any defined benefit plan or any plan, program or arrangement relating to the equity of any Buyer Group Member (or any other Person).

(c)           Company Plans. Except as set forth on Schedule 8.2(c) or as otherwise specifically provided in this Agreement (collectively, the “Assumed Plan Liabilities”), neither Buyer nor any of its Affiliates shall assume any obligations under or liabilities with respect to, and it shall not receive any right or interest in the assets of, any Company Plans. Buyer shall assume (or cause the Companies to assume) the Assumed Plan Liabilities. Effective as of the Closing Date, except as otherwise specifically provided in this Agreement, all Transferred Employees will cease any participation in, and any benefit accrual under, all Company Plans. If the Closing occurs, Aon shall indemnify and hold harmless each Buyer Group Member for any Losses or Expenses arising from or in connection with any Parent Entity or Affiliate thereof being an ERISA Affiliate of Aon on or prior to the Closing Date.

(d)           Layoff Benefits. Notwithstanding any of the foregoing to the contrary, following the Closing Date, Buyer agrees to, or to cause its Affiliates to, provide severance benefits to any Transferred Employee who is laid off during the one-year period beginning on the Closing Date in an amount that is at least equal to the layoff benefits that would have been paid to such employee pursuant to the terms of the Company Plans as in effect immediately prior to the Closing Date, to be calculated, however, on the basis of the employee’s compensation and service at the time of the layoff.

(e)           Individual Employment Contracts. Except as set forth on Schedule 8.2(e), effective as of the Closing Date, Buyer shall assume, or cause an Affiliate to continue to be obligated under or assume the Companies’ obligations (after giving effect to the transfer of the Transferred Business) under all individual employment, termination, retention, severance or other similar contracts or agreements set forth in Schedule 5.18 (other than Item 4 thereof).

(f)            Welfare Benefits. Except as otherwise expressly provided herein, Aon or one of its Affiliates shall retain responsibility under the Company Benefit Plans that are Welfare Plans in which the Transferred Employees participate with respect to all amounts that are payable by reason of, or in connection with, any and all welfare benefit claims made by the Transferred Employees and their eligible dependents but only to the extent the claims were incurred prior to the Closing Date. However, Buyer shall reimburse Aon or one of its Affiliates promptly for any payments of welfare benefits made by Aon or one of its Affiliates to eligible Transferred Employees and their eligible dependents on or after the Closing Date with respect to claims incurred prior to the Closing Date upon receipt of periodic billings for such amounts, but only to the extent that such claims were reflected in the calculation of Closing Date Net Worth. Buyer and its Affiliates shall be responsible for all other welfare benefit claims made by the Transferred Employees and their eligible dependents to the extent such claims were incurred on or after the Closing Date.

(g)           Credit for Service. To the extent that service is relevant for purposes of eligibility and vesting (and, in order to calculate the amount of any vacation, sick days, severance and similar benefits, but not for purposes of defined benefit pension benefit accruals) under any retirement plan, employee benefit plan, program or arrangement established or maintained by Buyer or any of its Affiliates for the benefit of the Transferred Employees, following the Closing Date such plan, program or arrangement shall credit such Transferred Employees for service earned on and prior to the Closing Date with the Companies, any of their Affiliates or any of their respective predecessors in addition to service earned with Buyer or any of Buyer’s Affiliates after the Closing Date.

(h)           Preexisting Conditions; Coordination. Following the Closing Date, Buyer shall, or shall cause its Affiliates to, waive limitations on eligibility, enrollment and benefits relating to any preexisting medical conditions of the Transferred Employees and their eligible dependents. Following the Closing Date, Buyer shall recognize, or shall cause its Affiliates to also recognize, for purposes of annual deductible and out of pocket limits under its health and dental plans (the “Buyer Plans”), deductible and out of pocket expenses paid by Transferred Employees and their respective dependents under health and dental Company Benefit Plans in the calendar year in which the Closing Date occurs to the extent the Transferred Employees participate in any such Buyer Plans in such same calendar year.

(i)            Vacations. Buyer shall, or shall cause its Affiliates to, continue a vacation program for the benefit of the Transferred Employees through at least the end of the calendar year in which the Closing occurs that is at least as favorable as the vacation program of the Companies in effect immediately prior to the Closing Date. Buyer shall, or shall cause its Affiliates to, recognize and provide all accrued but unused vacation of each Transferred Employee as of the Closing Date. Neither Aon nor its Affiliates shall have any obligation or liability to pay or provide any vacation payments claimed on or after the Closing Date, it being understood that all accrued and unused vacation of each Transferred Employee shall be fully accrued with respect to all periods through the Closing Date in the calculation of Closing Date Net Worth in accordance with GAAP.

(j)            Bonuses. Buyer shall, or shall cause its Affiliates to, assume the bonus programs for Transferred Employees in existence as of the Closing Date and shall pay to the Transferred Employees the bonuses they earn under such programs with respect to the full bonus determination period that includes the Closing Date, it being understood that bonus amounts shall be fully accrued with respect to all periods through the Closing Date (and including the Closing) in the calculation of Closing Date Net Worth in accordance with GAAP.

(k)           Healthcare Spending Account Program. Buyer shall, or shall cause its Affiliates to, establish or maintain a Healthcare Spending Account program for each Transferred Employee who, in the portion of the calendar year on or prior to the Closing Date, contributed to the Healthcare Spending Account program of Aon. The beginning balance as of the Closing Date in the Buyer’s Healthcare Spending Account program shall be the unused portion of the balance in Aon’s Healthcare Spending Account program (the “Healthcare Spending Account Opening Balance”). To the extent that Buyer (or an Affiliate of Buyer) has previously established and maintains a Health Reimbursement Account, any unused amount in Aon’s Health Reimbursement Account (on behalf of the Transferred Employees) shall be credited to the Buyer’s Health Reimbursement Account to the extent that it is greater than the amount a similarly situated employee of Buyer may be entitled. Aon shall, promptly following Buyer’s written request, reimburse Buyer for any portion of the Healthcare Spending Account funded by Buyer pursuant to this Section 8.2(k) which is used by Transferred Employees and not released to Buyer following the end of the calendar year in which the Closing occurs.

(l)            COBRA. Following the Closing Date, Buyer shall, or shall cause an Affiliate to, provide continuation health care coverage to all Transferred Employees and their qualified beneficiaries, regardless of when a “qualifying event” occurs, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I,

Subtitle B, Part 6 of ERISA (“COBRA”) with respect to claims incurred at any time on or after the Closing Date. Aon or one of its Affiliates shall provide COBRA coverage for former employees of the Companies who do not become Transferred Employees.

(m)          WARN. Buyer shall be responsible for all liabilities or obligations under the Worker Adjustment and Retraining Notification Act and similar state and local rules, statutes and ordinances resulting from the Closing or from Buyer’s or the Companies’ actions following the Closing.

Section 8.3            Securities Law Legends. Buyer understands that the Shares have not been, and upon transfer to the Buyer at Closing will not be, registered under the Securities Act or the securities laws of any state or other Administrative Authority and that the Shares may be sold or disposed of only in one or more transactions registered under the Securities Act, applicable state securities laws or the laws of any other applicable Administrative Authority or as to which an exemption from the registration requirements of the Securities Act, applicable state securities laws or the laws of any other applicable Administrative Authority is available. Buyer acknowledges and agrees that it does not have any rights hereunder to require Aon to cause the registration of any of the Shares. Buyer understands that the certificates representing the Shares delivered to it by Aon at Closing will contain a legend similar to the following and other legends necessary or appropriate under applicable state securities laws or the laws of any other Administrative Authority:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SHARES IS EFFECTIVE OR UNLESS THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH SHARES MAY BE SOLD WITHOUT REGISTRATION UNDER THE ACT AND SUCH LAWS.

Section 8.4            Insurance; Risk of Loss. Aon shall cause the Companies to keep insurance policies currently maintained by the Companies covering their business, assets and current or former employees, as the case may be, or suitable replacements therefor, in full force and effect through the Closing Date. From and after the Closing Date, Buyer shall be solely responsible for all insurance coverage and related risk of loss based on claims pending as of the Closing Date and claims made after the Closing Date, without regard to the when the event giving rise to any such claim occurred, with respect to the Companies and their business, assets and current or former employees. To the extent that after the Closing any party hereto requires any information regarding claim data, payroll or other information in order to make filing with insurance carriers or self insurance regulators from another party hereto, such party will promptly supply such information.

Section 8.5            Release of Guaranties  Buyer shall use its commercially reasonable efforts to cause Aon and its Affiliates to be fully released, as of the Closing Date or as promptly as practicable after the Closing Date, in respect of all obligations under any guaranties, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Aon or its Affiliates relating to any parcel of Leased Real Property or any other contractual commitment of the Companies (which shall include for the purpose of this Section 8.5, FFG and Combined with respect to the Transferred Business) (collectively, the “Guaranties”). If, at or prior to the Closing, after using its commercially reasonable efforts to do so, Buyer is unable to effect such a substitution and release with respect to any Guaranty, from and after the Closing Buyer and the Companies shall indemnify each Seller Group Member against any and all Loss or Expense arising from such Guaranty. Without limiting the foregoing, after the Closing Date, Buyer will not, and will not permit any of its Affiliates to, renew, or extend any contract, lease or other obligation that is known by Buyer or any of the Companies to be covered by a Guaranty without obtaining the release thereof. Any cash or other collateral posted by Aon or its Affiliates in respect of any Guaranty shall be delivered to Aon promptly following the release of Aon therefrom.

Section 8.6            Noncompetition and Nonsolicitation

(a)           For a period of ten (10) years after the Closing (the “Restricted Period”), Aon shall not, and shall cause its Affiliates not to, engage, anywhere in the world, directly or indirectly, in any Restricted Business or, directly or indirectly, own an interest in, manage, operate or control any Person that engages, anywhere in the world, in a Restricted Business; provided, however, that, for the purposes of this Section 8.6, (x) ownership of securities having no more than five percent of the outstanding voting power of any Person which are listed on any national securities exchange or national quotation system and (y) ownership of not more than 25% of any private equity fund or alternative investment vehicle in which Aon or its Affiliates is a passive investor shall not be deemed to be a violation of this Section 8.6; provided, however, that in the case of (x) or (y) Aon and its Affiliates do not participate in any way in the operation or management of the Restricted Business.

(b)           Notwithstanding the provisions of this Section 8.6, nothing in this Section 8.6 shall be deemed to preclude, prohibit or restrict Aon or any of its Affiliates from (i) engaging in any Exempt Business Activities; (ii) acquiring any Person, and following such acquisition, actively engaging in any Restricted Business through a subsidiary, division, group, franchise or segment of such Person that is engaged in such Restricted Business at the time of the acquisition of such Person (an “Acquired Business”), so long as (x) for the most recent fiscal year ending prior to the date of such purchase, the consolidated gross revenues of such Person derived from Restricted Businesses were less than 50% of the total consolidated gross revenues of such Person and (y) following such acquisition, the Acquired Business engages in the Restricted Business only with Persons that were clients of the Acquired Business immediately prior to the acquisition and provides each such existing client only the programs provided to such existing client immediately prior to the acquisition in the geographic area in which such program was provided to such existing client immediately prior to the acquisition; (iii) engaging in a Change of Control or, if the acquiring Person has a subsidiary, division, group, franchise or segment that is engaged in a Restricted Business at the time of the Change of Control, thereafter engaging in the Restricted Business; or (iv) providing any Warranty TPA Services to any Person in a market where Aon has an established Warranty TPA capability as of the date of this Agreement following compliance with Section 8.6(e); provided, however, that in the case of clause (ii), (A) the Acquired Business shall be conducted without the use of the “Aon” tradename and (B) if such Acquired Business’s consolidated fee income from such Restricted Businesses in the calendar year prior to the acquisition or in any calendar year thereafter is in excess of $10 million (the “Divestiture Condition”), Aon or its Affiliates will dispose of (or enter into and consummate a definitive agreement which requires, as soon as practicable but not later than six (6) months after the date of such agreement, the disposal of) such Restricted Business within two years of the satisfaction of the Divestiture Condition and, with respect to any such disposition of any Restricted Business, Buyer shall have a 30-day right of first offer to purchase such Restricted Business. If any such Acquired Business’s consolidated fee income from such Restricted Business in the calendar year prior to the acquisition or in any calendar year thereafter is in excess of $5 million but less than $10 million, Buyer shall have a one-time (except as provided in the immediately preceding sentence) 30-day right to make an offer to purchase such Restricted Business from Aon and/or its Affiliates, as applicable. For the avoidance of doubt, for purposes of this Section 8.6, the consolidated gross revenues of any Restricted Business shall include forwarded premiums.

(c)           As a separate and independent covenant, for a period of two years following the Closing, Aon shall not, and shall cause its Affiliates not to, in any way, directly or indirectly, hire any Designated AWG Employee or solicit any Transferred Employees to leave the employ of any of the Companies or violate the terms of their contracts, or any employment arrangements, with any of the Companies; provided, however, that Aon or any of its Affiliates may solicit any Transferred Employees who are discharged by the Companies, and, provided further, that nothing in this Section 8.6(c) shall prohibit Aon or any of its Affiliates from employing any Transferred Employees who are not Designated AWG Employees as a result of a general solicitation to the public or general advertising, or the solicitation of any individual whose employment with the Companies has been terminated for at least twelve months.

(d)           As a separate and independent covenant, Buyer agrees that, for a period of two years following the Closing, Buyer shall not, and shall cause its Affiliates (including the Companies) not to, in any way, directly or indirectly, solicit any employees of Aon or its Affiliates to leave the employ of Aon or its Affiliates, as applicable, or violate the terms of their contracts, or any employment arrangements, with Aon or its Affiliates, as applicable; provided, however, that Buyer or any of its Affiliates may solicit any such employees who are discharged by Aon or its Affiliates, as applicable, and, provided further, that nothing in this Section 8.6(d) shall prohibit Buyer or any of its Affiliates from employing any such employee as a result of a general solicitation to the public or general advertising, or the solicitation of any individual whose employment with Aon and its Affiliates has been terminated for at least twelve months.

(e)           If, during the period between the date hereof and the Closing or during the Restricted Period, Aon or any its Affiliates receives a bona fide offer from a third party relating to the potential provision of Warranty TPA Services by Aon or its Affiliates to such third party that Aon or its Affiliates desires to accept, Aon shall, prior to accepting such offer, first deliver a written notice to Buyer setting forth the material terms of the third party offer; provided, that Aon may elect not to include the name of the offering third party in such notice to the extent it reasonably determines that doing so would violate any duty of confidentiality owing to such third party. Buyer will have fifteen (15) days from its receipt of such offer (a “Buyer Consideration Period”) to notify Aon of its interest in providing the Warranty TPA Services to such third party on the same terms and conditions as are set forth in the third party offer, and if Buyer provides such notice, Aon will, if applicable, promptly inform Buyer of the third party offeror’s identity, and will cooperate with Buyer in good faith in coordinating Buyer’s negotiations with respect to such offer with the applicable third party. If Buyer fails to notify Aon in writing of its interest in providing such  Warranty TPA Services prior to the expiration of the Buyer Consideration Period or fails to enter into a definitive agreement during the sixty (60) day period immediately following the expiration of the Buyer Consideration Period, then Aon or its Affiliates will be permitted, during the sixty (60) day period thereafter, to accept the applicable third party offer on the terms and conditions set forth therein. For the avoidance of doubt, if Buyer shall have elected to exercise its right with respect to any Services under this Section 8.6(e), is willing to execute the definitive agreement relating to the third party offer on the terms and conditions set forth therein that Aon is prepared to accept and the applicable third party shall have refused to permit Buyer to accept its offer in lieu of Aon or its Affiliates, Aon and its Affiliates shall not be permitted to provide such services to such third party.

Section 8.7            Use of Names.

(a)           Aon is not conveying ownership rights or granting Buyer or its Affiliates (including the Companies after the Closing) a license to use any of the tradenames, service marks or trademarks of Aon or any Affiliate of Aon (other than the trademarks and service marks included in the Intellectual Property identified in Schedule 5.11(a)) (collectively, the “Retained Names and Marks”) and, after the Closing, Buyer and its Affiliates (including the Companies after the Closing) shall not use in any manner the names or marks of Aon or any Affiliate of Aon or any word that is confusingly similar to such names or marks, except as provided in this Section 8.7. In the event Buyer or any Affiliate of Buyer (including the Companies after the Closing) violates any of its obligations under this Section 8.7, Aon and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of this Section 8.7 may cause Aon and its Affiliates irreparable harm which may not be adequately compensated for by money damages.

(b)           At the Closing, Buyer shall execute such amended organizational documents with respect to any of the Companies containing the word “Aon,” “Combined” or “Pat Ryan” in its name such that each such Company changes its name to a name not containing the word “Aon,” “Combined” or “Pat Ryan.”  Promptly, but in no event later than five (5) Business Days after the Closing, Buyer shall cause the applicable Companies to file the amended organizational documents with the applicable Administrative Authority and use all reasonable efforts to take such actions as may be necessary to fulfill its obligations set forth in this Section 8.7(b).

(c)           Following the Closing, Buyer shall (and shall cause the Companies to) cease promptly, but in no event later than 60 days after the Closing Date, using any (i) advertising or promotional materials and (ii) any stationery, business cards, business forms and other similar items, in each case that contain anywhere thereon any of the Retained Names and Marks; provided, however, that Buyer shall (and shall cause the Companies to), when using items referred to in clause (ii) in the context of entering into or conducting contractual relationships, make reasonably clear to all other applicable parties that Buyer and the Companies, rather than Aon or any Affiliate of Aon is the party entering into or conducting the contractual relationship; and provided, further, that Buyer shall (and shall cause the Companies

to) ensure that personnel of the Companies using such items shall not, and shall have no authority to, hold themselves out as officers, employees or agents of Aon or any Affiliate of Aon. Notwithstanding the foregoing, the Companies shall be permitted to use the Retained Names and Marks in any jurisdiction where they are unable under applicable Requirements of Law to change the name under which they conduct the Warranty Business without receipt of an approval or consent from an Administrative Authority in such jurisdiction, provided that Buyer and the Companies are using all reasonable efforts to obtain such approval or consent. With respect to all materials used after the Closing which state or suggest or imply any affiliation with Aon or any of the Affiliates of Aon, Buyer shall indemnify and hold harmless the Seller Group Members from and against all Losses which arise out of, relate to or result from the inclusion of such statements, suggestions or implications in such materials.

(d)           Aon, on behalf of itself and its Affiliates, grants Buyer and the Companies a limited non-exclusive, royalty-free, transition trademark license solely for the purpose of the Companies’ transitioning use of the Retained Names and Marks after the Closing subject to and in accordance with Section 8.7(c). Neither Buyer nor any Company shall acquire any rights whatsoever in the Retained Names and Marks by virtue of its use during this transition period and all use of the Retained Names and Marks by Buyer or the Companies during this period and all goodwill arising out of such use shall inure to the benefit of Aon.

(e)           During the Restricted Period, Aon shall not, and shall cause its Affiliates not to, use as a trade name the words “Aon” and “Warranty” as part of the same trade name.

Section 8.8            Financial Information. For three years following the Closing, Aon shall provide Buyer with the following assistance in connection with the preparation of financial statements and financial data relating to the Companies for periods prior to the Closing Date for use in connection with the registration of securities by Buyer or its Affiliates:  (i) providing Buyer and its advisors and auditors with reasonable access to books and records of Aon and its Affiliates to the extent relating to the Companies, (ii) permitting the independent public accountants retained by Buyer as auditors for such periods to conduct an examination of the financial statements of the Companies for such periods in accordance with the standards of the Public Company Accounting Oversight Board, (iii) providing the independent public accountants referred to in clause (ii) with such information and access to records as they may reasonably request in connection with the matter referred to in such clause, and (iv) to the extent not resulting in an unreasonable burden on Aon and its Affiliates, providing Buyer and its independent public accountants with such other assistance as Buyer may reasonably request as required to obtain audited financial statements and selected financial data of the Companies meeting the requirements of Rules promulgated by the Securities and Exchange Commission for use in a registration statement filed on Form S-1 or any equivalent successor form. To the extent required by Buyer’s independent auditors, Aon shall retain the independent auditors to provide the opinion (and related consent) and customary comfort letters, in each case for periods prior to the Closing, and shall authorize and request the independent public accountants under these circumstances to provide Buyer and its advisors and auditors with access to their workpapers to the extent relating to the Companies. Within 5 Business Days following any request therefor, Buyer shall reimburse Aon for all out-of-pocket costs and expenses incurred by Aon in connection with the matters referred to in this Section 8.8. Buyer and the Companies shall indemnify Aon against any and all Loss and Expense arising from this Section 8.8.

Section 8.9            Reissuance of FFG Policies. From and after the Closing, Buyer shall cause VSC to use all commercially reasonable efforts to cancel all policies issued by FFG comprising the Warranty Business and reissue such policies by VSC; provided, however, any such action taken by VSC under this Section 8.9 shall be in compliance with all applicable Requirements of Law and any reinsurance contracts applicable to such policies.

Section 8.10         Certain Deposits. The parties agree to act in accordance with Schedule 8.10.

Section 8.11         Existing Client Schedule. The Existing Client Schedule shall initially be as set forth on Schedule 8.11. During the ninety (90) day period immediately following the date hereof, Aon shall in good faith conduct a full review of the Existing Client Schedule for purposes of verifying the information set forth therein. Aon shall, by no later than the end of such ninety (90) period, provide Buyer with a revised Existing Client Schedule and Client Agreements supporting the inclusion of each client (and with respect to each such client, each geographic area and each program provided within each geographic area) appearing thereon. For avoidance of doubt, no entry may be included on the Existing Client Schedule that is not so supported by a Client Agreement that is in effect on the date hereof and is delivered to Buyer within such ninety (90) day period. Notwithstanding anything to the contrary contained herein, Aon shall be permitted to redact any portion of any Client Agreement delivered to Buyer under this Section 8.11 in its sole discretion to the extent that such information is not necessary to establish the existence of the Client Agreement, the identity of the client or the program or geography covered thereby.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Section 9.1            No Misrepresentation or Breach of Covenants and Warranties.

(a)           (A) There shall not have been any material breach by Aon in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; (B) each of the representations and warranties of Aon contained in this Agreement (disregarding any qualification as to materiality or Material Adverse Effect) shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date, in which case they shall be true and correct as of such date), except for (i) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction expressly contemplated by this Agreement and (ii) breaches of representations and warranties which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Aon by a duly authorized officer of Aon.

Section 9.2            HSR Act and EU Merger Control. The waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated. To the extent applicable, the European Commission shall have issued a decision under Article 6(1)(b) or (8)(1) or (8)(2) of Council Regulation (EC) No. 139/2004 of the Council of the European Union (or shall be deemed to have done so under Article 10(6) thereof) declaring the transactions contemplated by this Agreement compatible with the EC Common Market.

Section 9.3            Necessary Governmental Approvals. There shall have been obtained or taken all approvals and actions of or by all Administrative Authorities (including any approvals or consents from state departments of insurance having or asserting jurisdiction over any of the Underwriting Companies) set forth in Schedule 9.3 or as to which the failure to have been obtained or taken place would reasonably be expected to have a Material Adverse Effect.

Section 9.4            No Restraint. No injunction or restraining order shall have been issued by any court of competent jurisdiction or Administrative Authority and be in effect which restrains or prohibits any material transaction contemplated hereby.

Section 9.5            No Governmental Proceedings. No legal proceeding by an Administrative Authority shall be pending against Buyer, Aon, FFG, Combined or any of the Companies (i) to restrain or prohibit any material transaction contemplated hereby or (ii) which would, if adversely determined, reasonably be expected to have a Material Adverse Effect.

Section 9.6            [Intentionally Omitted.]

Section 9.7            FIRPTA Certificate. Aon shall have delivered to Buyer a certificate of non-foreign status, in the form attached hereto as Exhibit B.

Section 9.8            Ratings. (a)  A.M. Best Company shall have confirmed in writing the Financial Strength Rating of A- and the Issuer Credit Rating of a- for VSC, after giving effect to the Closing and the Facilitating Transactions; provided that this condition shall be deemed satisfied if A.M. Best shall have confirmed in writing that it would have issued such rating had the Indebtedness incurred by Buyer and the Companies in connection with the transactions contemplated hereby been $150 million or less (it being understood by the parties that VSC will not incur any of such Indebtedness).

(b)  No downgrade of the ratings by A.M. Best Company of RLIC and LGI as of the date of this Agreement shall have occurred and not been reinstated in writing; provided that this condition shall be deemed satisfied if A.M. Best shall have confirmed in writing that it would not have issued such downgrade had the Indebtedness incurred by Buyer and the Companies in connection with the transactions contemplated hereby been $150 million or less (it being understood by the parties that RLIC and LGI will not incur any of such Indebtedness).

(c)  No announcement by A.M. Best Company of a review of the ratings of RLIC or LGI as of the date of this Agreement with negative indications shall have occurred and not been withdrawn in writing; provided that this condition shall be deemed satisfied A.M. Best Company shall have confirmed in writing that it would not have initiated such review had the Indebtedness incurred by Buyer and the Companies in connection with the transactions contemplated hereby been $150 million or less (it being understood by the parties that RLIC and LGI will not incur any of such Indebtedness).

Section 9.9            No MAE. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, or any event or circumstance that would reasonably be expected to have a Material Adverse Effect.

Notwithstanding the failure of any one or more of the foregoing conditions in this Article IX, Buyer may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at or prior to the Closing Aon delivers to Buyer a written notice confirming that the condition specified in Section 9.1 has not been satisfied and specifying in reasonable detail the inaccuracies of representations and warranties that cause such condition not to be satisfied and nevertheless Buyer proceeds with the Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against Aon by reason of the inaccuracies in representations and warranties described in such notice.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF AON

The obligations of Aon under this Agreement shall, at the option of Aon (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Section 10.1         No Misrepresentation or Breach of Covenants and Warranties. (A)  There shall not have been any material breach by Buyer in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; (B) each of the representations and warranties of Buyer contained in this Agreement (disregarding any qualification as to materiality) shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date, in which case they shall be true and correct as of such date), except for (i) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Aon or any transaction expressly contemplated by this Agreement and (ii) breaches of representations and warranties (interpreted without giving effect to references to materiality) which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby; and there shall have been delivered to Aon a certificate to such effect, dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer.

Section 10.2         HSR Act and EU Merger Control. The waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated. To the extent applicable, the European Commission shall have issued a decision under Article 6(1)(b) or (8)(1) or (8)(2) of Council Regulation (EC) No. 139/2004 of the

Council of the European Union (or shall be deemed to have done so under Article 10(6) thereof) declaring the transactions contemplated by this Agreement compatible with the EC Common Market.

Section 10.3         Necessary Governmental Approvals.There shall have been obtained or taken all approvals and actions of or by all Administrative Authorities (including, but not limited to, any approvals or consents from state departments of insurance having or asserting jurisdiction over any of the Underwriting Companies) set forth in Schedule 10.3 or as to which the failure to have been obtained or taken place would reasonably be expected to have a Material Adverse Effect.

Section 10.4         No Restraint. No injunction or restraining order shall have been issued by any court of competent jurisdiction or Administrative Authority and be in effect which restrains or prohibits any material transaction contemplated hereby.

Section 10.5         No Governmental Proceedings. No legal proceeding by an Administrative Authority shall be pending (i) to restrain or prohibit any material transaction contemplated hereby or (ii) which would reasonably be expected to have a Material Adverse Effect.

Notwithstanding the failure of any one or more of the foregoing conditions in Article X, Aon may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at or prior to the Closing Buyer delivers to Aon a written notice confirming that the condition specified in Section 10.1 has not been satisfied and specifying in reasonable detail the inaccuracies of representations and warranties that cause such condition not to be satisfied and nevertheless Aon proceeds with the Closing, Aon shall be deemed to have waived for all purposes any rights or remedies it may have against Buyer by reason of the inaccuracies in representations and warranties described in such notice.

ARTICLE XI

INDEMNIFICATION

Section 11.1         Indemnification by Aon.

(a)           From and after the Closing, Aon agrees to indemnify and hold harmless each Buyer Group Member from and against, and to reimburse each Buyer Group Member for, any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from (and whether or not involving a third party claim):

(i)            any breach or inaccuracy of any representation or warranty of Aon contained in this Agreement or in any certificate of Aon delivered pursuant to this Agreement;

(ii)           any breach by Aon of, or failure by Aon to perform, any of its covenants or obligations contained in this Agreement requiring performance prior to the Closing;

(iii)          any breach by Aon of, or failure by Aon to perform, any of its covenants or obligations contained in this Agreement requiring performance subsequent to the Closing; and

(iv)          (A) any Excluded Liability and (B) any breach by any Seller Group Member (other than any of the Companies following the Closing) of, or any failure by any Seller Group Member (other than any of the Companies following the Closing) to perform, any of its covenants or obligations in any Facilitating Transaction Agreement in accordance with the terms thereof;

provided, however, that Aon shall be required to indemnify and hold harmless under clause (i) or clause (ii) of this Section 11.1(a) with respect to Losses and Expenses incurred by Buyer Group Members only to the extent that:

(x)            the amount of Loss and Expense suffered by Buyer Group Members related to each individual claim (or group or series of similar or related claims) exceeds $50,000 (it being understood that such $50,000 shall be a threshold that, once exceeded, shall be disregarded in determining Aon’s indemnification obligation);

(y)           the aggregate amount of such Losses and Expenses (other than Losses and Expenses excluded by clause (x) above) exceeds 1% of the Purchase Price (it being understood that such amount shall be a deductible for which Aon shall bear no indemnification responsibility); and

(z)            the aggregate amount required to be paid by Aon pursuant to clause (i) or (ii) of this Section 11.1(a) does not exceed 15% of the Purchase Price.

Notwithstanding anything to the contrary herein, the limitations contained in clauses (x), (y) and (z) shall not apply to any Loss or Expense incurred by any Buyer Group Member:  (i) in connection with or arising from any breach of any representation or warranty in Sections 5.2, 5.4(a) or 5.26 (or, to the extent relating thereto, the certificate delivered pursuant to Section 9.1); or (ii) which is required to be indemnified by Aon pursuant to Section 8.1 or 8.2; provided, however, that in no event shall the aggregate amount required to be paid by Aon pursuant to this Section 11.1(a) (other than with respect to the matters referred to in Section 11(a)(iii), Section 11(a)(iv) or Section 8.1 or 8.2, for which Aon’s liability shall be unlimited) exceed 50% of the Purchase Price.

With respect to any Excluded Liability that an Affiliate of Aon is required to satisfy pursuant to the terms of a Facilitating Transaction Agreement, Buyer shall not initiate a claim (and shall not be required to give any notice) under this Article XI unless such Affiliate fails to satisfy such liability in accordance with the requirements of such Facilitating Transaction Agreement.

(b)           The indemnification provided for in clauses (i), (ii) and (iii) of Section 11.1(a) shall terminate 12 months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 11.1(a) thereafter), except that the indemnification by Aon shall continue as to:

(i)            the covenants of Aon set forth in Sections 8.1, 8.2, 8.7 and 8.10, and referred to in Section 11.1(a)(iv)(B) and the representations and warranties in Sections 5.2, 5.4(a) and 5.26 (or to the extent relating thereto, the certificate delivered pursuant to Section 9.1), which shall survive until 30 days after the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof (or, if no statutory period of limitations is applicable to the underlying claim, shall survive forever);

(ii)           the covenants of Aon which by their terms extend beyond 12 months, which shall survive until 30 days after expiring in accordance with their respective terms;

(iii)          the representations and warranties in Section 5.1 and Section 5.3 (or, to the extent relating thereto, the certificate delivered pursuant to Section 9.1) which shall survive until the second anniversary of the Closing Date;

(iv)          the representations and warranties in Section 5.7 (or to the extent relating thereto, the certificate delivered pursuant to Section 9.1), which shall survive until the later of 12 months after the Closing Date and 30 days after the filing of the last Tax Return required to be filed for the relevant type of Tax relating in whole or in part to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period); and

(v)           any Losses or Expenses of which any Buyer Group Member has validly given a Claim Notice to Aon in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Aon shall continue solely with respect to the specific matters in such Claim Notice until the liability of Aon shall have been determined pursuant to this Article XI, and Aon shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article XI.

Claims pursuant to Section 11.1(a)(iv)(A) may be made at any time, whether before or after the expiration of any statutory period of limitations.

Section 11.2         Indemnification by Buyer.

(a)           From and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against, and to reimburse each Seller Group member for, any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from (and whether or not involving a third party claim):

(i)            any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or in any certificate of Buyer delivered pursuant to this Agreement;

(ii)           any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement requiring performance prior to the Closing;

(iii)          any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement requiring performance subsequent to the Closing (including Section 7.7); and

(iv)          (A) the operation of the Companies after the Closing (other than any matter for which Aon is required to provide indemnification pursuant to Section 11.1 or to the extent resulting from a breach or inaccuracy or any representation or warranty of Aon contained in this Agreement or in any certificate of Aon delivered pursuant to this Agreement) or (B) any breach by any of the Companies after the Closing of, or any failure by any of the Companies to perform after the Closing, any of its covenants or obligations in any of the Facilitating Transaction Agreements in accordance with the terms thereof.

With respect to any matter covered by Section 11.2(a)(iv) that an Affiliate of Buyer is required to satisfy pursuant to the terms of a Facilitating Transaction Agreement, Aon shall not initiate a claim (and shall not be required to give any notice) under this Article XI unless such Affiliate fails to satisfy such liability in accordance with the requirements of such Facilitating Transaction Agreement.

(b)           The indemnification provided for in clauses (i) and (ii) of Section 11.2(a) shall terminate 12 months after the Closing Date (and no claims shall be made by any Seller Group Member under Section 11.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

(i)            the covenants of Buyer set forth in Sections 8.1, 8.2, 8.5, 8.7, 8.8, 8.9 and 8.10 and referred to in Section 11.2(a)(iv)(B), and the representations and warranties in Sections 6.2(a), 6.4 and 6.6 (or to the extent related thereto, the certificate delivered pursuant to Section 10.1), which shall survive until 30 days after the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof (or, if no statutory period of limitations is applicable to the underlying claim, shall survive forever);

(ii)           the covenants of Buyer which by their terms extend beyond 12 months, which shall survive until 30 days after expiring in accordance with their respective terms; and

(iii)          any Losses or Expenses of which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article XI.

Claims pursuant to Section 11.2(a)(iv)(A) may be made at any time, whether before or after the expiration of any statutory period of limitations.

Section 11.3         Notice of Claims. Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder (to the extent known) and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced. The failure to give notice as provided in this Section 11.3 shall not relieve the Indemnitor of its obligations hereunder, except to the extent it shall have been prejudiced by such failure.

Section 11.4         Determination of Amount.

(a)           In calculating any Loss or Expense, such amounts shall be calculated on an After-Tax Basis and shall be net of any third-party insurance proceeds (determined net of recovery costs) which have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (such proceeds to be reduced by the amount of any retrospective or other premium adjustment payable by the Indemnified Party in respect of such claim). The Indemnified Party shall use commercially reasonable efforts to recover insurance proceeds that may be recoverable.

(b)           After the giving of any Claim Notice pursuant to Section 11.3, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined:  (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

Section 11.5         Third Person Claims.

(a)           Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party shall notify the Indemnitor in writing, and in reasonable detail, of the third Person claim within 10 Business Days after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within 5 Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents

(including court papers) received by the Indemnitor relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party shall notify the Indemnitor with a copy of the complaint within 10 Business Days after receipt thereof and shall deliver to the Indemnitor within 5 Business Days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. The failure to give notice or make deliveries as provided in this Section 11.5(a) shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b)           If any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article XI, the Indemnified Party shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor, but the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall refer to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based and describe in reasonable detail (to the extent known) the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the claim. In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder except to the extent the Indemnitor is also a party to such legal proceeding and joint defense would involve a conflict of interest under applicable professional standards; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. Each of the parties hereto agrees to cooperate fully with the other parties in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand and to make available to the other parties all witnesses, pertinent records, materials and information in such party’s possession or under such party’s control relating thereto as is reasonably required by the other parties. To the extent the Indemnitor fails to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding; provided, however, that the Indemnitor shall be obligated pursuant to this Section 11.5 to pay for only one firm of counsel (and local counsel, as appropriate) for all Indemnified Parties. Neither the Indemnitor nor the Indemnified Party may settle or otherwise consent to the resolution of any such proceeding which settlement or resolution obligates the other party to pay money, to perform obligations or to admit or accept a finding of liability, wrongdoing or violation of law or the rights of any Person without the consent of the other party, such consent not to be unreasonably withheld (taking into account the impact of the settlement on ongoing business). In the event the Indemnified Party shall refuse to consent to the settlement of any third Person claim, so long as only money damages that are payable in full by the Indemnitor are involved and there is no admission of liability, wrongdoing or violation of law or the rights of any Person with respect to the Indemnified Party, the liability of the Indemnitor in respect of such third Person claim shall not exceed the amount for which the third Person claim could have been settled plus the amount of expenses incurred by the Indemnified Party prior to the time of the proposed settlement to which it is entitled to indemnification. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within 30 days after the date of such notice.

(c)           To the extent of any inconsistency between this Section 11.5 and Section 8.1(c) (relating to Tax contests), the provisions of Section 8.1(c) shall control with respect to Tax contests.

Section 11.6         Limitations.

(a)           In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the amount by which any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter would have been reduced if such recovery had been taken into account.

(b)           If Aon is conducting any defense against a third Person claim for which a Buyer Group Member has sought indemnification pursuant to Section 11.1(a), expenses incurred by Aon in connection therewith, including legal costs and expenses, shall constitute Expenses for purposes of determining the maximum aggregate amount to be paid by Aon pursuant to Section 11.1(a).

(c)           Aon shall not have any liability for any inaccuracy in or breach of any representation or warranty by Aon if Robert M. Le Blanc had actual knowledge on or before date of this Agreement of the facts as a result of which such representation or warranty was inaccurate or breached.

(d)           Except for remedies that cannot be waived as a matter of law and equitable remedies (including specific performance), if the Closing occurs, this Article XI shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Shares contemplated hereby.

(e)           Except for matters under Sections 11.1(a)(iii) and (iv) and Sections 11.2(a)(iii) and (iv), in no event shall any party be liable for any special, incidental, consequential (including loss of revenues or profits), exemplary or punitive damages arising under any legal or equitable theory or arising under or in connection with this Agreement, all of which are hereby excluded by agreement of the parties regardless of whether or not any party to this Agreement has been advised of the possibility of such damages. For the avoidance of doubt, with respect to matters under Sections 11.1(a)(iii) and (iv) and Sections 11.2(a)(iii) and (iv), Losses and Expenses shall include special, incidental, consequential, exemplary or punitive damages. Except for Section 8.8, under no circumstances shall a party be entitled to recover any Losses or Expenses arising from or relating to (i) any registration or issuance of securities by Buyer or its Affiliates after the Closing (or any inability to do so), (ii) any sale or other disposition of all or any portion of the Warranty Business (by merger, consolidation, share exchange, tender or exchange offer, spin-off, recapitalization, sale of assets, sale of securities or otherwise) by Buyer or its Affiliates after the Closing (or any inability to do so) or (iii) any change in Requirements of Law or accounting standards, principles or rules after the date of this Agreement.

(f)            Aon shall not be required to indemnify and hold harmless any Buyer Group Member pursuant to Section 11.1(a) to the extent the matter in question was taken into account in the computation of the Net Worth Adjustment Amount pursuant to Section 4.5.

Section 11.7         No Effect of Knowledge. Except as provided for in Section 11.6(c), the right to indemnification, payment of Losses and Expenses or other remedy based on representations, warranties, covenants and obligations in this Agreement, or any certificate delivered pursuant to this Agreement, will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Except as specifically provided in the last sentences of Article IX and Article X, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses and Expenses, or other remedy based on such representations, warranties, covenants and obligations.

Section 11.8         Mitigation. Each of the parties agrees to act in good faith to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

Section 11.9         Facilitating Transactions. For all purposes of this Article XI, the indemnification and reimbursement obligations of Aon set forth in the last sentence of Section 7.6 shall be treated as if provided in Section 11.1(a)(iv)(A).

ARTICLE XII

TERMINATION

Section 12.1         Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)           by the mutual consent of Buyer and Aon;

(b)           by Buyer in the event of any breach by Aon of any of its agreements, representations or warranties contained herein which has resulted in a Material Adverse Effect and the failure of Aon to cure such breach within 30 days after receipt of notice from Buyer requesting such breach to be cured;

(c)           by Aon in the event of any breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein which has resulted in a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and the failure of Buyer to cure such breach within 30 days after receipt of notice from Aon requesting such breach to be cured;

(d)           by Buyer or Aon if any court of competent jurisdiction in the United States or other United States Administrative Authority shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of any material transaction contemplated hereby; or

(e)           by Buyer or Aon if the Closing shall not have occurred on or before March 31, 2007; provided, however, that either party may by written notice to the other party delivered on or before March 31, 2007 extend such date until any date prior to May 31, 2007 if the failure of the Closing to have occurred on or before March 31, 2007 shall have resulted from the failure of the condition set forth in Section 9.3 and 10.3; provided, further, that the right to terminate this Agreement pursuant to this Section 12.1(e) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid date.

Section 12.2         Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other parties to this Agreement.

Section 12.3         Effect of Termination. If this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Section 13.9) shall be terminated without further liability of any party to the other; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

Section 12.4         Specific Performance. The parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto shall be entitled, without the necessity of posting a bond, to a temporary restraining order and to a preliminary and final injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1         Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made for such representations and warranties pursuant to Article XI (at which time such representations and warranties shall terminate).

Section 13.2         No Public Announcement. None of Buyer and Aon shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures (i) necessary to implement the provisions of this Agreement or to comply with the accounting and the Securities and Exchange Commission disclosure obligations, Canadian provincial securities laws or the rules of any stock exchange or (ii) with public stockholders and/or analysts in the ordinary course of business for a transaction of the type contemplated by this Agreement.

Section 13.3         Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

If to Buyer, to:

c/o Onex Partners, L.P.
712 Fifth Avenue
New York, New York  10019
Attention:  Robert M. LeBlanc
Telecopier:  (212) 528-0909

with copies to:

Kaye Scholer LLP
425 Park Avenue
New York, New York  10022
Attention:  Joel I. Greenberg
Telecopier:  (212) 836-8211

Onex Corporation
161 Bay Street
Toronto, Ontario, Canada M5J 2S1
Attention:  Andrea E. Daly
Telecopier:  (416) 362-5765

If to Aon, to:

Aon Corporation
Aon Center
200 East Randolph Street

Chicago, Illinois  60601
Attention:  Richard E. Barry
Facsimile:  (312) 381-6165

with a copy to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois  60603
Attention:  Frederick C. Lowinger
                      Gary D. Gerstman
Telecopier:  (312) 853-7036

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 13.4         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party to this Agreement may assign its rights prior to the Closing or delegate its obligations under this Agreement without the express prior written consent of the other party to this Agreement. Notwithstanding the foregoing, Buyer may assign any of its rights or obligations under this Agreement to any of its Affiliates provided that (a) such assignment shall not relieve Buyer of any of its obligations hereunder, (b) the assignee shall have agreed to be jointly and severally liable for Buyer’s obligations hereunder and (c) such assignment shall not delay the Closing for more than an insignificant period. Following the Closing, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

Section 13.5         Access to Records after Closing.

(a)           For a period of six years after the Closing Date, Aon and its representatives shall have reasonable access to all of the books and records of the Companies to the extent that such access may reasonably be required by Aon in connection with matters relating to or affected by the operations of the Companies prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Aon shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.5(a). If Buyer or the Companies shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Aon a reasonable opportunity, at Aon’s expense, to segregate and remove such books and records as Aon may select.

(b)           For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Companies which Aon may retain after the Closing Date. Such access shall be afforded by Aon upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.5(b). If Aon shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Aon shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

Section 13.6         Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

Section 13.7         Interpretation. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement to the extent such disclosure is reasonably clear on its face that it would apply to such other section. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement. Any Exhibit that is required to be in substantially the form attached to this Agreement or Facilitating Transaction Agreement that is required to be in substantially the form provided by Schedule 1.1(E) shall include any modifications required by an Administrative Authority in order to obtain the approval of such Administrative Authority of any of the transactions contemplated hereby which do not materially alter the economic terms of such agreements or the rights or obligations of any party thereunder. Article and Section headings are not part of this Agreement and shall be disregarded in the interpretation of this Agreement.

Section 13.8         Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 13.9         Expenses  Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, independent public accountants and other advisors.

Section 13.10       Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 13.11       Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

Section 13.12       Further Assurances. Upon the terms and subject to the conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 13.13       Disclaimer of Warranties. Aon makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, AON IS SELLING THE SHARES (AND THE BUSINESS AND ASSETS OF THE COMPANIES REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND AON DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED. AON MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that neither Aon nor any of its representatives or Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by the Companies or Aon or their respective representatives or Affiliates to Buyer or any other information which is not included in this Agreement or the Schedules hereto, and none of Aon, its representatives or Affiliates or any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.

Section 13.14       Governing Law; Submission to Jurisdiction  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois. By the execution and delivery of this Agreement, Buyer and Aon submit to the personal jurisdiction of any state or federal court in the State of Illinois in any suit or proceeding arising out of or relating to this Agreement.

Section 13.15       Waiver of Jury Trial. Each of the parties hereby expressly waives any right to trial by jury in any dispute, whether sounding in contract, tort or otherwise, between or among any of the parties arising out of or related to the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements or Buyer Ancillary Agreements, or any other instrument or document executed or delivered in connection herewith or therewith. Any party may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

AON CORPORATION

By:	/s/ Diane Aigotti
Name: Diane Aigotti
Title: Senior Vice President and Treasurer

WARRIOR ACQUISITION CORP.

By:	/s/ Robert M. LeBlanc
Name: Robert M. LeBlanc
Title:

Annex A

Parent Entities

Name of Parent Entity	Owner of Parent Entity Capital Stock	Number of Shares Outstanding of Parent Entity
Aon Warranty Group, Inc. [IL]	Aon Corporation [DE]	1,100,000
Resource Life Insurance Company [IL]	Aon Corporation [DE]	250,000
Virginia Surety Company, Inc. [IL]	Aon Corporation [DE]	5,000,000
Rockford Holding, Inc. [DE]	Sterling Life Insurance Company [IL]	100,000
Combined Life Assurance Company Limited [UK]	Aon Warranty Group Europe Limited [UK]	5,250,000
Aon Warranty Group Services Limited [UK]	Aon Warranty Group Europe Limited [UK]	541,542
Aon Warranty Services Limited [ISLE OF MAN]	Aon Warranty Group Europe Limited [UK]	20,000
Aon Warranty Group Limited [UK]	Aon Warranty Group Europe Limited [UK]	1
London General Holdings Limited [UK]	Aon Warranty Group Europe Limited [UK]	5,000,000
London General Insurance Company Limited [UK]	Aon Warranty Group Europe Limited [UK]	15,000,000

Annex B

Subsidiaries

Name of Subsidiary	Owner of Subsidiary Capital Stock

Aon Innovative Solutions, Inc. [MO]	Aon Warranty Group, Inc. [IL]
Innovative Services International, LLC [DE]	Aon Innovative Solutions, Inc. [MO]
Aon Warranty Peru S.A. [PERU]	99% Aon Warranty Group, Inc. [IL] / 1% Aon Warranty Services, Inc. [IL]
Aon Warranty Services Australasia Pty. Ltd. [AUSTRALIA]	Aon Warranty Group, Inc. [IL]
Aon Warranty Korea, Inc. [KOREA]	Aon Warranty Group, Inc. [IL]
Aon Warranty Services de Mexico S.A. de C.V. [MEXICO]	99.99% Aon Warranty Group, Inc. [IL] / 0.01% Aon Warranty Services, Inc. [IL]
Aon Warranty Services, Inc. [IL]	Aon Warranty Group, Inc. [IL]
Aon Warranty Services do Brasil Ltda. [BRAZIL]	Aon Warranty Services, Inc. [IL]
Aon Warranty Services Colombia S.A. [COLOMBIA] [under review]	Aon Warranty Services, Inc. [IL]
Automotive Warranty Services, Inc. [DE]	Aon Warranty Group, Inc. [IL]
AWS Warranty Services Canada, Inc. [CANADA]	Automotive Warranty Services, Inc. [DE]
AWS Warranty Services Quebec, Inc. [ONTARIO]	AWS Warranty Services Canada, Inc. [CANADA]
Automotive Warranty Services of Florida, Inc. [FL]	Aon Warranty Group, Inc. [IL]
Service Saver, Incorporated [FL]	Automotive Warranty Services of Florida, Inc. [FL]
ServicePlan of Florida, Inc. [FL]	Automotive Warranty Services of Florida, Inc. [FL]
Consumer Program Administrators, Inc. [IL]	Aon Warranty Group, Inc. [IL]
ServicePlan, Inc. [IL]	Aon Warranty Group, Inc. [IL]
National Product Care Company [IL]	ServicePlan, Inc. [IL]
Product Care, Inc. [IL]	ServicePlan, Inc. [IL]
Service Protection, Inc. [IL]	ServicePlan, Inc. [IL]

Name of Subsidiary	Owner of Subsidiary Capital Stock

Combined Insurance Company de Argentina S.A. Compania de Seguros [ARGENTINA]	Aon Warranty Group, Inc. [IL]
Combined Seguros Brasil SA [BRAZIL]	Aon Warranty Group, Inc. [IL]
Resource Automotive, Inc. [IL]	Aon Warranty Group, Inc. [IL]
First Extended, Inc. [DE]	Resource Automotive, Inc. [IL]
FFG Corporation [DE]	First Extended, Inc. [DE]
Dealer Performance, Inc. [TX]	FFG Corporation [DE]
First Extended Service Corporation of Florida [FL]	FFG Insurance Company [TX]
First Extended Service Corporation [TX]	First Extended, Inc. [DE]
Automotive Insurance Agency, Inc. [TX]	First Extended Service Corporation [TX]*
Automotive Insurance Purchasing Group, Inc. [TX]**
Resource Acquisition Corporation [DE]	Resource Automotive, Inc. [IL]
Resource Training, Inc. [IL]	Resource Automotive, Inc. [IL]
Resource Dealer Group, Inc. [IL]	Resource Automotive, Inc. [IL]
Associates Dealer Group of Bellevue, Washington, Inc. [WA]	Resource Dealer Group, Inc. [IL]
RDG Resource Dealer Group (Canada) Inc. [CANADA]	Resource Dealer Group, Inc. [IL]
Resource Dealer Group, Inc. [MS]	Resource Dealer Group, Inc. [IL]
Resource Dealer Group of Arizona Insurance Services, Inc. [AZ]	Resource Dealer Group, Inc. [IL]
Resource Dealer Group of Nevada, Inc. [NV]	Resource Dealer Group, Inc. [IL]
Resource Dealer Insurance Services of California, Inc. [CA]	Resource Dealer Group, Inc. [IL]
Aon Home Warranty Services, Inc. [DE]	Virginia Surety Company, Inc. [IL]
Virginia Surety Compania de Seguros [ARGENTINA]	99.97% Virginia Surety Company, Inc. [IL] / 0.03% Combined Insurance Company of America [IL]

Name of Subsidiary	Owner of Subsidiary Capital Stock

Rockford Life Insurance Company [AZ]	Rockford Holding, Inc. [DE]
IMC Group Limited [UK]	Aon Warranty Group Services Limited [UK]
Aon Warranty Group Polska Sp Z.o.o. [POLAND]	Aon Warranty Group Limited [UK]
Motorplan Limited [UK]	London General Holdings Limited [UK]
London General Holdings Spain SA [SPAIN]	London General Holdings Limited [UK]
Aon Warranty Group France Sarl [FRANCE]	London General Holdings Limited [UK]
Aon Repair Services (Shanghai) Co., Ltd. [CHINA]	Aon Warranty Services, Inc. [IL]
AWST (Thailand) Company Limited [THAILAND]	Aon Warranty Services, Inc. [IL] / Resource Dealer Group, Inc. [IL]

* Beneficial ownership only

** This is a not-for-profit corporation and has no shareholders